EXHIBIT 3.2

Portions of this agreement have been omitted and filed separately with the Securities and Exchange

Commission pursuant to a request for confidential treatment.

EXECUTION COPY

$155,000,000

AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT

Dated as of October 31, 2002

Among

ENERTEC MEXICO, S. de R.L. de C.V.

ENERTEC EXPORTS, S. de R.L. de C.V.

as Borrowers

and

THE LENDERS NAMED HEREIN

as Lenders

and

THE JPMORGAN CHASE BANK

as Collateral Agent

and

ING (U.S.) CAPITAL LLC

as Administrative Agent

SCHEDULES

Schedule I	-	Commitments and Applicable Lending Offices
Schedule II	-	Non-Productive Assets
Schedule 4.01(c)	-	Authorizations, Approvals, Actions, Notices and Filings
Schedule 4.01(o)	-	Debt for Borrowed Money
Schedule 4.01(p)	-	Liens

EXHIBITS

Exhibit A	-	Form of Note
Exhibit B	-	Intentionally Omitted
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D-1	-	Form of Notice of Pledge
Exhibit D-2	-	Form of Consent and Agreement
Exhibit E	-	Form of Opinion of Enrique Gonzales
Exhibit F	-	Form of Opinion of Sullivan & Cromwell
Exhibit G	-	Form of Opinion of Ritch, Heather y Mueller

ANNEXES

Annex A	-	Assigned Agreement

EXECUTION COPY

AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT

AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT (this “Agreement”) dated as of October 31, 2002 among ENERTEC MEXICO, S. de R.L. de C.V., a Mexican sociedad de responsabilidad limitada de capital variable (“Enertec”), ENERTEC EXPORTS, S. de R.L. de C.V., a Mexican sociedad de responsabilidad limitada de capital variable (“Enertec Exports” and, together with Enertec, the “Borrowers” and individually, each a “Borrower”), the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders (the “Initial Lenders”), JPMORGAN CHASE BANK (“Chase”), as collateral agent (together with any successor collateral agent appointed pursuant to Article VII, the “Collateral Agent”), and ING (U.S.) CAPITAL LLC (“ING”), as administrative agent (together with any successor administrative agent appointed pursuant to Article IX, the “Administrative Agent” and, together with the Collateral Agent, the “Agents”) for the Lenders (as hereinafter defined).

WHEREAS, Enertec entered into that certain Credit and Security Agreement (the “Original Agreement”) dated as of May 4, 2001 among Enertec, the lenders party thereto, Chase, as collateral agent, and ING, as administrative agent;

WHEREAS, in order to secure its obligations under the Original Agreement, Enertec pledged its right to receive payments under the Battery Supply Agreement (the “Original Battery Supply Agreement”) dated as of November 30, 1998 between Enertec, as supplier, and the Receivables Payor, as purchaser, to Chase, in its capacity as collateral agent under the Original Agreement, on behalf of the lenders party thereto, as amended;

WHEREAS, Enertec and the Receivables Payor terminated the Original Battery Supply Agreement and entered into a new Battery Supply Agreement dated as of February 1, 2002 in substantially the same form as the Original Battery Supply Agreement (the “New Battery Supply Agreement”);

WHEREAS, Enertec has created a wholly-owned subsidiary, Enertec Exports, to replace Enertec in the capacity of “Supplier” under the New Battery Supply Agreement;

WHEREAS, Enertec has entered into that certain Assignment and Assumption and Amendment No. 1 to the Battery Supply Agreement (the “Battery Supply Agreement Amendment”; and the New Battery Supply Agreement as amended by the Battery Supply Agreement Amendment, the “Assigned Agreement”), dated as of the date hereof among Enertec, Enertec Exports and the Receivables Payor, whereby Enertec has assigned to Enertec Exports all of Enertec’s rights, interests, duties, obligations and liabilities under the New Battery Supply Agreement and Enertec Exports has assumed from Enertec all of Enertec’s rights, interests, duties, obligations and liabilities under the New Battery Supply Agreement;

WHEREAS, after giving effect to the assignment contemplated in the Battery Supply Agreement Amendment, Enertec shall have no rights, interests, obligations, duties or responsibilities under the Assigned Agreement;

WHEREAS, the Receivables Payor has consented and agreed to such Assignment and to the substitution of Enertec Exports for Enertec for all purposes under the New Battery Supply Agreement; and

WHEREAS, the full amount of the borrowings available under the Original Agreement were made on May 4, 2001 in connection with the Original Agreement and no additional borrowings shall be made in connection with this Agreement;

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accounts” has the meaning specified in Section 8.01(b) of this Agreement.

“Acquired Debt” means Debt of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary or at the time it merges or consolidates with, or is acquired, in whole or in part by, Enertec or any of its Subsidiaries or Debt assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary or such acquisition, merger or consolidation.

“Actual Debt Service Amount” means, for each Interest Period, an amount equal to the sum of (x) scheduled principal due to the Lenders on the Payment Date corresponding to such Interest Period pursuant to Section 2.03 of this Agreement, if any, (y) scheduled interest due to the Lenders on the Payment Date corresponding to such Interest Period pursuant to Section 2.06(a) of this Agreement and (z) defaulted interest due to the Lenders on the Payment Date corresponding to such Interest Period pursuant to Section 2.06(b) of this Agreement, if any.

“Administrative Agent” has the meaning specified in the recitals hereto.

“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent with JPMorgan Chase Bank, [ABA No. 021000021, at its office at One Chase Manhattan Plaza, New York, New York 10038, Account No. 066-297-311, Reference: Enertec Mexico], or such other account as the Administrative Agent shall specify in writing to the Lenders from time to time.

“Advance” has the meaning specified in Section 2.01 of this Agreement.

“Affected Lender” has the meaning specified in Section 2.08(d) of this Agreement.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Agent Expense Amount” means, at any time, any cost, expense or other amount owed by any Borrower to any Agent under this Agreement, and not paid as of such time, including, without limitation, those owed under Sections 2.07, 2.10 and 11.04 of this Agreement.

“Agent Expense Amount Percentage” means, at any time and for each Agent, the percentage derived by dividing (x) such Agent’s share of the Agent Expense Amount at such time by (y) the total Agent Expense Amount at such time.

“Agents” has the meaning specified in the recitals hereto.

“Agreement” has the meaning specified in the recitals hereto.

“Anticipated Debt Service Amount” means, for any future Interest Period, an amount equal to the sum of (x) scheduled principal due to the Lenders on the Payment Date corresponding to such future Interest Period pursuant to Section 2.03 of this Agreement, if any, (y) interest due to the Lenders on the Payment Date corresponding to such future Interest Period pursuant to Section 2.06(a) of this Agreement (calculations of interest for such future Interest Period shall assume a Eurodollar Rate equal to the Eurodollar Rate for the then current Interest Period) and (z) if a Cash Collection Event has occurred and is continuing, default interest on the amount of principal scheduled to be outstanding during such Interest Period at a rate of 1.5% per annum.

“Applicable Margin” means as set forth below:

Time Period	Applicable Margin
Closing Date to May 9, 2003	1.125%
May 10, 2003 to May 9, 2004	1.250%
May 10, 2004 to May 9, 2005	1.250%

[Confidential Material]*

“Assigned Agreement” has the meaning specified in the recitals hereto.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section 11.07 of this Agreement and in substantially the form of Exhibit C of this Agreement.

“Attributable Debt” means, in respect of a Sale-Leaseback Transaction, as at the time of determination, the present value (discounted at the interest rate implicit in the related lease or, if not known, at the interest rate applicable to the Notes at such time) of the obligations of the lessee of the property subject to such lease for rental payments during the remaining term of such lease, including any period for which such lease has been extended, after excluding from such rental payments all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges.

“Bankruptcy Law” means any proceeding of the type referred to in Section 6.01(f) or Title 11, U.S. Code, the ley de Concursos Mercantiles, or any similar foreign, federal or state law for the relief of debtors.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a) the rate of interest announced publicly by ING in New York, New York, from time to time, as ING’s base rate; and

(b) ½ of one percent per annum above the Federal Funds Rate.

“Base Rate Advance” means an Advance that bears interest as provided in 2.06(a)(ii) of this Agreement.

“Borrowers” has the meaning specified in the recitals hereto.

“Borrowers’ Account” means the account of Enertec Exports maintained with JPMorgan Chase Bank at its Houston, Texas office, ABA No. 113000609, Account No. 113256656, or such other account as such Borrower shall specify in writing to the Administrative Agent from time to time.

“Borrowing” means the borrowing consisting of simultaneous Advances made by the Lenders pursuant to Section 2.01.

“Borrowing Date” has the meaning specified in Section 2.02 of this Agreement.

*	The confidential portion of this section of the agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in Mexico City and New York City and, if the applicable Business Day relates to any Advances earning interest at the Eurodollar Rate, on which dealings are carried on in the London interbank market.

“Capital Stock” means any and all shares of capital stock or similar interests or participations (however designated) of any Person, including, without limitation, common stock, preferred stock and any rights, options or warrants with respect thereto.

“Capitalized Lease Obligation” means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any real or personal property that is required to be classified and accounted as a capital lease obligation under GAAP, and, for the purpose of this Agreement, the amount of such obligation at any date will be the capitalized amount thereof at such date, determined in accordance with GAAP.

“Cash Collection Event” has the meaning specified in Section 6.02 of this Agreement.

“Change of Control” means the occurrence of any of the following: (i) both JCI and Grupo IMSA, S.A. de C.V. cease to own together, directly or indirectly, a majority of the Capital Stock of Enertec; (ii) JCI ceases to own, directly or indirectly, at least 40% of the Capital Stock of Enertec; or (iii) Enertec ceases to own, directly or indirectly, at least 99.9% of the Capital Stock of Enertec Exports. For purposes of calculating the percentage interest of outstanding Capital Stock held indirectly by any Person, such Person’s percentage interest in the Capital Stock of Enertec shall be determined as the product of such person’s percentage interest in any intermediate entity and such intermediate entity’s percentage interest in Enertec (or, in the case of multiple intermediate entities, the product of each such intermediate entity’s percentage ownership interest in the other intermediate entities in the chain of ownership and in Enertec). For purposes of this definition, a pledge of the Capital Stock of Enertec shall be deemed not to impair the disposition rights of any person with respect to such Capital Stock.

“Closing Date” means May 4, 2001.

“Co-Borrower” has the meaning specified in Section 10.01 of this Agreement.

“Collateral Account” has the meaning specified in Section 8.01(a) of this Agreement.

“Collateral Agent” has the meaning specified in the recitals hereto.

“Collateral Documents” means this Agreement, the Notice of Pledge, the Consent and Agreement and the Assigned Agreement.

“Collection Period” means, with respect to any Interest Period, the period commencing on the ninth day prior to the Payment Date corresponding to the previous Interest Period (or, in the case of the Collection Period relating to the first Interest Period, on the Closing Date) and ending on the tenth day prior to the Payment Date corresponding to such Interest Period.

“Commitment” means, with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule I of this Agreement or, if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 11.07(d) as such Lender’s “Commitment”.

“Confidential Information” means information that any Loan Party furnishes to any Agent or any Lender in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public other than as a result of a breach by such Agent or any Lender of its obligations hereunder or that is or becomes available to such Agent or such Lender from a source other than the Loan Party that is not, to such Agent’s or such Lender’s actual knowledge, acting in violation of a confidentiality agreement with a Loan Party.

“Consent and Agreement” has the meaning specified in Section 3.01(a)(ii)(A) of this Agreement.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

[Confidential Material]*

“Debt/EBITDA Ratio” means, at any date of determination, the ratio of Consolidated total Debt for Borrowed Money of Enertec and its Subsidiaries as at the end of the most recently ended fiscal quarter of Enertec for which financial statements are required to be delivered to the Lenders pursuant to Section 5.03(b) or (c), as the case may be, to Consolidated EBITDA of Enertec and its Subsidiaries for such fiscal quarter and the immediately preceding three fiscal quarters.

“Debt for Borrowed Money” of any Person means all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person.

“Debt Service” means, for any Interest Period, the sum of the amounts required to be paid pursuant to clauses First through Third of Section 8.04(a) of this Agreement.

“Debt Service Ratio” means, for any Interest Period, the product of (x) the Eligible Receivables Collections for the Collection Period relating to such Interest Period, divided by (y) the Debt Service for such Interest Period.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

*	The confidential portion of this section of the agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

“Defaulted Advance” means, with respect to any Lender at any time, the portion of any Advance required to be made by such Lender to any Borrower pursuant to Section 2.01 or 2.02 at or prior to such time that has not been made by such Lender or by the Administrative Agent for the account of such Lender pursuant to Section 2.02(c) as of such time.

“Defaulted Amount” means, with respect to any Lender at any time, any amount required to be paid by such Lender to any Agent or any other Lender hereunder or under any other Loan Document at or prior to such time that has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender to (a) the Administrative Agent pursuant to Section 2.02(c) to reimburse the Administrative Agent for the amount of any Advance made by the Administrative Agent for the account of such Lender and (b) any other Lender pursuant to Section 2.11 to purchase any participation in Advances owing to such other Lender.

“Defaulting Lender” means, at any time, any Lender that, at such time, (a) owes a Defaulted Advance or a Defaulted Amount or (b) shall take any action or be the subject of any action or proceeding of a type described in Section 6.01(e) or (f).

“Determination Date” has the meaning specified in Section 8.04(b) of this Agreement.

“Determination Date Deficiency” has the meaning specified in Section 8.04(b) of this Agreement.

“Determination Date Deficiency Amount” has the meaning specified in Section 8.04(b) of this Agreement.

[Confidential Material]*

“Eligible Assignee” means any Person registered with the Mexican Secretaría de Hacienda y Crédito Público or authorized thereby to perform banking activities in Mexico; provided, however, that neither Enertec nor any Affiliate of Enertec shall qualify as an Eligible Assignee.

“Eligible Investments” means any one or more of the following obligations or securities which shall be held in the name of the Collateral Agent, denominated in U.S. Dollars and acquired at a purchase price of not greater than par, regardless of whether issued by the Collateral Agent or any of its Affiliates:

(a) direct obligations of, and obligations fully guaranteed as to timely payment of principal and interest by, the United States, or any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States;

*	The confidential portion of this section of the agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(b) fully FDIC-insured demand and time deposits in or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, provided that such investments need not be insured if the commercial paper and short-term unsecured debt obligations of such depository institution or trust company (or in the case of the principal depository institution in a holding company system, the commercial paper or short-term unsecured debt obligations of such holding company) have the highest rating available for such securities by both S&P and Moody’s, provided that, if such security is rated only by one of S&P or Moody’s, such rating will suffice;

(c) repurchase obligations with respect to any security described in clause (a) above entered into with a depository institution or trust company (acting as principal) described in clause (b) above;

(d) commercial or finance company paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) (i) that is rated by both S&P and Moody’s in each of their highest short-term unsecured debt rating available at the time of such investment, provided that, if such security is rated only by one of S&P or Moody’s, such rating will suffice, and (ii) that is issued by a corporation the outstanding senior long-term debt obligations of which are then rated by both S&P and Moody’s in each of their highest long-term unsecured debt rating available, provided that, if such security is rated only by one of S&P or Moody’s, such rating will suffice;

(e) investments in money-market funds rated AAA-m and AAA-mg by S&P and Aaa by Moody’s, the income from which would not be subject to withholding tax if paid to any Lender; or

(f) a deposit of any bank, trust company or financial institution authorized to engage in the banking business having a combined capital and surplus of at least US$500,000,000, whose long-term, unsecured debt is rated “A” or higher by S&P or “A2” or higher by Moody’s.

“Eligible Receivables” means existing and future U.S. Dollar Receivables due to Enertec Exports from the Receivables Payor from Enertec Exports’ export sales under the Assigned Agreement.

“Eligible Receivables Collections” means, for any Collection Period, Eligible Receivables received by the Collateral Agent plus all amounts earned on Eligible Investments on deposit in the Accounts, in each case during such Collection Period.

“Eligible Receivables Invoice Amount” means, for any Collection Period, the U.S. Dollar value of requests for payment sent to the Receivables Payor during such Collection Period for products delivered under the Assigned Agreement during that same Collection Period.

“Eligible Receivables Invoice Ratio” means, for any Interest Period, the product of (x) the Eligible Receivables Invoice Amount for the Collection Period corresponding to the Interest Period immediately preceding such Interest Period divided by (y) the Actual Debt Service Amount for such Interest Period.

“Eligible Receivables Invoice Ratio Report” has the meaning specified in Section 5.03(l) of this Agreement.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement of any federal, state, local or foreign jurisdiction in which either Borrower or any of its Subsidiaries conducts business relating in any way to any Environmental Law, Environmental Permit or Hazardous Material or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any such governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any such governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance of any federal, state, local or foreign jurisdiction in which either Borrower or any of its Subsidiaries conducts business relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Rate” means, for any Interest Period, an interest rate per annum equal to the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Dow Jones Markets Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%).

“Events of Default” has the meaning specified in Section 6.01 of this Agreement.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fiscal Year” means a fiscal year of Enertec and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“GAAP” has the meaning specified in Section 1.03 of this Agreement.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Indemnified Party” has the meaning specified in Section 11.04(b) of this Agreement.

“Initial Lenders” has the meaning specified in the recital of parties to this Agreement.

“Interest Coverage Ratio” means, at any date of determination, the ratio of (a) Consolidated EBITDA to (b) gross interest payable on, and amortization of debt discount in respect of (in each case, as reflected in accordance with GAAP), all Debt for Borrowed Money, in each case, of or by Enertec and its Subsidiaries during the four consecutive fiscal quarters most recently ended and for which financial statements are required to be delivered to the Lenders pursuant to Section 5.03(b) or (c), as the case may be.

“Interest Period” means the period ending on a Payment Date and beginning on the first calendar day after the next preceding Payment Date; provided that the initial Interest Period shall begin on the Borrowing Date and end on the first succeeding Payment Date after the Borrowing Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“JCI” means Johnson Controls, Inc.

“Lender Expense Amount” means, at any time, any cost, expense or other amount, other than any amount attributable to the Actual Debt Service Amount, owed under this Agreement, and not paid as of such time.

“Lender Expense Amount Percentage” means, at any time and for any Lender, the percentage derived by dividing (x) such Lender’s share of the Lender Expense Amount at such time by (y) the total Lender Expense Amount at such time.

“Lenders” means the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 11.07 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.

“Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Lending Office” opposite its name on Schedule I of this Agreement or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Administrative Agent.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, lien (statutory or otherwise), security interest, encumbrance, or charge of any kind upon or with respect to any property (including, without limitation, any conditional sale or other title retention agreement or any lease in the nature thereof, but excluding any operating lease incurred in the ordinary course of business which is not a Capitalized Lease Obligation).

“Loan Documents” means, for all purposes, (i) this Agreement, (ii) the Notes and (iii) the Collateral Documents.

“Loan Parties” means Enertec, Enertec Exports and any of their Subsidiaries.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means any material adverse change in the business, financial condition, operations, performance or properties of either Borrower and/or any of its Material Subsidiaries.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations, performance or properties of either Borrower and/or any of its Material Subsidiaries, (b) the rights and remedies of any Agent or any Lender under any Loan Document, (c) the ability of either Borrower to perform its Obligations under any Loan Document to which it is or is to be a party or (d) the enforceability of any Loan Document.

[Confidential Material]*

“Mexican Pesos” and the “M$” sign each mean the lawful currency of Mexico.

“Mexico” means the United Mexican States.

“Moody’s” means Moody’s Investors Service, Inc., and any successor or successors thereto.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means, with respect to any sale, lease, transfer or other disposition of any asset or the incurrence or issuance of any Debt by any Person, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person in connection with such transaction after deducting therefrom only (without duplication) (a) reasonable and customary brokerage commissions, underwriting fees and discounts, listing fees, printing costs, rating agency fees, legal fees, finder’s fees and other similar fees and commissions, (b) the amount of taxes payable in connection with or as a result

*	The confidential portion of this section of the agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

of such transaction and (c) the amount of any Debt secured by a Lien on such asset that, by the terms of the agreement or instrument governing such Debt, is required to be repaid upon such disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid to a Person that is not an Affiliate of such Person or any Loan Party or any Affiliate of any Loan Party and are properly attributable to such transaction or to the asset that is the subject thereof; provided, however, that in the case of taxes that are deductible under clause (b) above but for the fact that, at the time of receipt of such cash, such taxes have not been actually paid or are not then payable, such Loan Party may deduct an amount (the “Reserved Amount”) equal to the amount reserved in accordance with GAAP for such Loan Party’s reasonable estimate of such taxes, other than taxes for which such Loan Party is indemnified, provided further, however, that, at the time such taxes are paid, an amount equal to the amount, if any, by which the Reserved Amount for such taxes exceeds the amount of such taxes actually paid shall constitute “Net Cash Proceeds” of the type for which such taxes were reserved for all purposes hereunder.

“New Battery Supply Agreement” has the meaning specified in the recitals hereto.

“Note” means a promissory note executed and delivered by the Borrowers and payable to the order of any Lender, in substantially the form of Exhibit A of this Agreement, evidencing the indebtedness of the Borrowers to such Lender resulting from the Advance made by such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.02(a) of this Agreement.

“Notice of Pledge” has the meaning specified in Section 3.01(a)(ii)(A) of this Agreement.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(e) or (f).

“Original Agreement” has the meaning specified in the recitals hereto.

“Original Battery Supply Agreement” has the meaning specified in the recitals hereto.

“Payment Date” means February 9, May 9, August 9, and November 9, provided that whenever such date shall fall on a day other than a Business Day, such Payment Date shall be deemed to be the next succeeding Business Day.

[Confidential Material]*

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Pledged Collateral” has the meaning specified in Section 7.01 of this Agreement.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Receivables” has the meaning specified in Section 7.01(a) of this Agreement.

“Receivables Payor” means Johnson Controls Battery Group, Inc.

“Redeemable” means, with respect to any Equity Interest, any Debt or any other right or Obligation, any such Equity Interest, Debt, right or Obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Register” has the meaning specified in Section 11.07(d) of this Agreement.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Replacement Lender” has the meaning specified in Section 2.08(d) of this Agreement.

“Required Lenders” means, at any time, Lenders owed at least a majority in interest of the amount of the Advances outstanding at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time the aggregate principal amount of the Advance owing to such Lender (in its capacity as a Lender) and outstanding at such time.

“Required Reserve Amount” means, for each Interest Period, an amount equal to the Anticipated Debt Service Amount for the Interest Period immediately succeeding such Interest Period.

*	The confidential portion of this section of the agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

“Reserve Account” has the meaning specified in Section 8.01(b) of this Agreement.

“Reserve Account Shortfall” means, at any time, an amount equal to the Required Reserve Amount for the then current Interest Period minus the sum of (x) all amounts then on deposit in the Reserve Account plus (y) all amounts, if any, then available under any Reserve Letter of Credit.

“Reserve Letter of Credit” means an irrevocable direct pay letter of credit issued or confirmed by a commercial bank meeting the requirements of clause (b) of the definition of Eligible Investments which shall (i) name the Collateral Agent as the sole beneficiary for the benefit of the Lenders, (ii) not expire prior to the earlier of either 364 days from the date of such letter of credit’s issuance or the scheduled date for the repayment of the Advances in full, (iii) be unconditionally drawable by the Collateral Agent (subject to the requirement of presentation of customary documentation) for deposit into the Collateral Account and (iv) be otherwise acceptable in form and substance to the Agents.

“Responsible Officer” means any officer of any Loan Party.

“Restatement Date” means the date of this Agreement.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor or successors thereto.

“Sale-Leaseback Transaction” means any arrangement by any Person with any lender or investor or to which any such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or otherwise transferred by such Person not more than 270 days after either (a) the acquisition thereof by such lender or investor or (b) the completion of construction or commencement of operation thereof by such lender or investor or any Affiliate thereof, or to any Person to whom funds have been or are to be advanced by such lender or investor or any affiliate thereof on the security of such property or asset.

“Secured Obligations” has the meaning specified in Section 7.02 of this Agreement.

“Secured Parties” means the Agents and the Lenders.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Subsidiary” of any Person means a corporation or other business entity at least a majority of the outstanding Voting Interests of which is owned, or the management of which is controlled, directly or indirectly, by such Person and/or by one or more subsidiaries of such Person.

“Supply Agreement Collateral” has the meaning specified in Section 7.01(a) of this Agreement.

“Taxes” has the meaning specified in Section 2.10(a) of this Agreement.

“Taxing Authority” means any nation or government, as well as any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, that is responsible for the imposition or collection of any tax, fee, levy or similar charges.

“UCC” has the meaning specified in Section 7.10(a) of this Agreement.

“United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.

“U.S. Dollars” and the “$” sign each mean the lawful currency of the United States.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Waiver and Consent” has the meaning specified in Section 3.01(b)(ii) of this Agreement.

SECTION 1.02 Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

SECTION 1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in Mexico consistent with those applied in the preparation of the financial statements included in the Information Memorandum (“GAAP”).

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01 The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (each an “Advance” and together the “Advances”) to either Borrower on the Borrowing Date in an amount not to exceed such Lender’s Commitment at such time. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

SECTION 2.02 Making the Advances. (a) Except as otherwise provided in Section 2.02(b) or 2.03, the Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing by any Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telex or telecopier. Such notice of Borrowing (the “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telex or telecopier, in substantially the form of Exhibit B of this Agreement, specifying therein the requested (i) date of the Borrowing (the “Borrowing Date”) and (ii) aggregate amount of the Borrowing. Each Lender shall, before 11:00 A.M. (New York City time) on the Borrowing Date, make available for the account of its Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of the Borrowing in accordance with the respective Commitments of such Lender. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrowers by crediting the Borrowers’ Account; provided that before making such funds available to the Borrowers on the Borrowing Date, the Administrative Agent shall make such deposits in the Reserve Account as are required pursuant to Section 8.02 of this Agreement.

(b) The Notice of Borrowing shall be irrevocable and binding on the Borrowers. The Borrowers shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in the Notice of Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of the Borrowing when such Advance, as a result of such failure, is not made on such date.

(c) Unless the Administrative Agent shall have received notice from a Lender prior to the date of the Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of the Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrowers severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the

Borrowers until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrowers, the interest rate specified under Section 2.06(a) and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance for all purposes.

(d) The failure of any Lender to make the Advance to be made by it shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of the Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of the Borrowing.

SECTION 2.03 Repayment of Advances. The Borrowers shall repay to the Administrative Agent for the ratable account of the Lenders the aggregate outstanding principal amount of the Advances on the following Payment Dates in the amounts indicated (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05):

Date	Amount
August 9, 2001	$0
November 9, 2001	$0
February 9, 2002	$0
May 9, 2002	$0
August 9, 2002	$0
November 9, 2002	$0
February 9, 2003	$0
May 9, 2003	$17,222,222.00
August 9, 2003	$17,222,222.00
November 9, 2003	$17,222,222.00
February 9, 2004	$17,222,222.00
May 9, 2004	$17,222,222.00
August 9, 2004	$17,222,222.00
November 9, 2004	$17,222,222.00
February 9, 2005	$17,222,222.00
May 9, 2005	$17,222,222.00

provided, however, that the final principal repayment installment shall be, in any event, in an amount equal to the aggregate principal amount of the Advances outstanding on such date.

SECTION 2.04 Termination of the Commitments. On the Borrowing Date, after giving effect to the Borrowing, the Commitments of the Lenders shall terminate.

SECTION 2.05 Prepayments. (a) Optional. The Borrowers may, on any Business Day after the 60th day after the Borrowing Date, upon at least three Business Days’ notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and, if such notice is given, the Borrowers shall, prepay the outstanding aggregate principal amount of the Advances in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $5,000,000, and in integral multiples of $1,000,000 in excess thereof, and (y) if any prepayment of the Advance is made on a date other than a Payment Date, the Borrowers shall also pay any amounts owing pursuant to Section 11.04(c).

(b) Mandatory. (i) The Borrowers shall, after the occurrence and during the continuance of a Cash Collection Event, prepay only on any Payment Date occurring after such Cash Collection Event the Advances in the amount specified by the provisions of clause Fourth of Section 8.04(a) and Section 6.02 of this Agreement. All payments made pursuant to this Section 2.05(b)(i) shall be made from the Administrative Agent’s Account from funds deposited in such account from the Collateral Account in accordance with the provisions of clause Fourth of Section 8.04(a) and Section 6.02 of this Agreement.

(ii) The Borrowers shall, on the date of receipt of the Net Cash Proceeds by the Borrowers or any of their Subsidiaries from (A) any Asset Disposition of the Borrowers or any of their Subsidiaries where the amount of such Asset Disposition, together with all other Asset Dispositions of the Borrowers or any of their Subsidiaries made since the Closing Date, is greater than the amount equal to 10% of the aggregate fair market value of all assets of the Borrowers and their Subsidiaries as determined (as of the closing date of such Asset Disposition), and (B) the incurrence or issuance by the Borrowers or any of their Subsidiaries of any Debt (to the extent that the Borrowers or any of their Subsidiaries has received Net Cash Proceeds) at any time during which the Borrowers (on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds therefrom) shall have failed to perform or observe the covenants contained in Section 5.04, prepay the Advances in an amount equal to the amount of such Net Cash Proceeds.

(iii) In the event that the tests set forth in Sections 6.02(a)(i) and (ii) shall not have been satisfied for three consecutive Interest Periods then the Borrowers shall prepay the outstanding aggregate principal amount of the Advances no later than the fifteenth Business Day following the Payment Date for the Interest Period in respect of which such tests shall not have been satisfied.

(iv) In the event that any provision of the Assigned Agreement, the Notice of Pledge or the Consent and Agreement after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason cease to be valid and binding on or enforceable against the Receivables Payor or the Receivables Payor shall so state in writing then the Borrowers shall prepay the outstanding aggregate principal amount of the Advances no later than the fifteenth Business Day following the occurrence of any such event.

(v) In the event that the Receivables Payor shall fail to perform or observe any term, covenant or agreement contained in any Collateral Document to which it is a party which failure would be, in the judgment of the Required Lenders, reasonably likely to result in a Default or Cash Collection Event at the end of the then current Interest Period, then the Borrowers shall prepay the outstanding aggregate principal amount of the

Advances no later than the fifteenth Business Day following the occurrence of any such event.

(vi) In the event that the Borrowers or any of their Subsidiaries shall, on any day, fail to perform or comply with any term, covenant, condition, or provision of any agreement or instrument relating to Debt in an aggregate principal amount of more than U.S.$10,000,000 (or its equivalent in one or more other currencies), which failure results in an acceleration of the maturity thereof or permits the holder or holders of such debt, or any agent or trustee on their behalf, to accelerate the maturity thereof, then the Borrowers shall prepay the outstanding principal amount of the Advances no later than the Business Day following the occurrence of such event.

(vii) All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid. If any prepayment of the Advances is made on a date other than a Payment Date, the Borrowers shall also pay any amounts owing pursuant to Section 11.04(c) of this Agreement.

(c) All amounts prepaid pursuant to this Section 2.05 attributable to the repayment of the Advances shall be applied by the Lenders to scheduled principal payments of the Advances in the inverse order of maturity.

SECTION 2.06 Interest. (a) Scheduled Interest. (i) The Borrowers shall pay interest on the unpaid principal amount of the Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at a rate per annum equal at all times during each Interest Period to the sum of (A) the Eurodollar Rate for such Interest Period plus (B) the Applicable Margin in effect on the first day of such Interest Period, payable in arrears on the Payment Date corresponding to such Interest Period.

(ii) In the event that an Advance is converted into a Base Rate Advance in accordance with Section 2.08(e) of this Agreement, the Borrowers shall pay interest on the unpaid principal amount of such Base Rate Advance owing to each Lender from the date such Advance is converted into a Base Rate Advance until such principal amount shall be paid in full, at a rate per annum equal at all times to the Base Rate in effect from time to time plus the Applicable Margin, payable in arrears on each Payment Date during such period and on the date such Base Rate Advance shall be converted or paid in full.

(b) Default Interest. (i) Upon the occurrence and during the continuance of a Default or (ii) where a Cash Collection Event shall have continued throughout an entire Interest Period, and shall exist on the Payment Date corresponding to such Interest Period, the Borrowers shall pay interest on (x) the unpaid principal amount of the Advance owing to each Lender, which, in the case of a Cash Collection Event, shall be payable in arrears on the dates referred to in clause (a)(i) of this Section 2.06 and, in the case of a Default, shall accrue from the date of the occurrence of such Default and shall be payable on demand, at a rate per annum equal at all times to 1.5% per annum above the rate per annum required to be paid pursuant to clause (a) above and (y) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable under this Agreement or the Notes that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 1.5% per annum above the rate per annum required to be paid pursuant to clause (a) of this Section 2.06.

(c) Notice of Interest Rate. Promptly after determination by the Administrative Agent pursuant to clause (a) above of the Eurodollar Rate for each Interest Period, the Administrative Agent shall give notice to each Borrower, the Collateral Agent and each Lender of such Eurodollar Rate.

SECTION 2.07 Fees. (a) Administrative Agent’s Fees. The Borrowers shall pay to the Administrative Agent for its own account such fees as may from time to time be agreed between the Borrowers and the Administrative Agent.

(b) Collateral Agent’s Fees. The Borrowers shall pay to the Collateral Agent for its own account such fees as may from time to time be agreed among the Borrowers and the Collateral Agent.

SECTION 2.08 Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or of making, funding or maintaining its Advance (excluding, for purposes of this Section 2.08, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.10 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Lending Office or any political subdivision thereof), then the Borrowers, shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost and the basis for determining such amount, submitted to each Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of such type (but not due to any change in the financial condition of such Lender), then, upon demand by such Lender or such corporation (with a copy of such demand to the Administrative Agent), the Borrowers shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to such amounts and the basis for determining such amounts submitted to each Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(c) Any Lender claiming any additional amounts payable pursuant to this Section 2.08 shall use its reasonable efforts (consistent with and subject to its internal policy and legal and regulatory restrictions) to make such changes to the jurisdiction of its Lending Office or otherwise if the making of such a change would avoid the need for, or reduce the amount of, any such increased costs and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(d) If any Lender requests compensation pursuant to Section 2.08 or 2.10 of this Agreement, or the obligation of any Lender to make or maintain its Advance bearing interest at the Eurodollar Rate shall be suspended pursuant to Section 2.09 (such Lender being an “Affected Lender”), then, so long as such condition exists, the Borrowers may, so long as no Default has occurred and is continuing, on any date occurring at least 15 days after the date of such request or suspension, (a) designate an Eligible Assignee approved by the Administrative Agent (which approval shall not be unreasonably withheld or delayed) (such Eligible Assignee being a “Replacement Lender”) to assume the Affected Lender’s Advance and other rights and obligations under this Agreement and the Notes (all without recourse to or representation or warranty by, or expense to, the Affected Lender) for a purchase price equal to the principal amount of the outstanding Advance held by the Affected Lender plus all accrued and unpaid interest thereon plus all fees and other amounts owing to the Affected Lender under this Agreement and the Notes at such time, and, subject to the execution and delivery to the Administrative Agent by the Replacement Lender of documentation satisfactory to the Administrative Agent and compliance with the requirements of Section 11.07, the Replacement Lender shall succeed to the rights and obligations of the Affected Lender under this Agreement and the Notes, (b) pay, or cause to be paid, to the Affected Lender all amounts payable to such Affected Lender under Section 11.04(c), calculated as if the purchase by the Replacement Lender constituted a mandatory prepayment of Advances by the Borrowers, and (c) pay to the Administrative Agent the processing and recordation fee specified in Section 11.07(a) with respect to such assignment; provided, however, that in the event the amount of Advances to be assumed by Replacement Lenders is less than the total amount of outstanding Advances held by all Affected Lenders, each Affected Lender’s outstanding Advance shall be reduced on a pro rata basis or in such other proportion as the Borrowers and all Affected Lenders may agree. If the Borrowers exercise their rights under the immediately preceding sentence, the Affected Lender shall no longer be a party to this Agreement or have any rights or obligations under this Agreement or the Notes; provided that (i) the obligations of the Borrowers to the Affected Lender under Sections 2.08, 2.10 and 11.04 and (ii) the obligations of such Affected Lender under Section 9.05 to the Administrative Agent, in each case with respect to events or circumstances occurring or obligations arising prior to, or as a result of, any such replacement shall survive such exercise by the Borrowers.

(e) Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Lending Office to perform its obligations hereunder to make Advances or to fund or maintain Advances hereunder which, in each case, shall accrue interest at the Eurodollar Rate pursuant to Section 2.06(a)(i) of this Agreement, each such Advance will automatically, upon such demand, convert into a Base Rate Advance and the Administrative Agent shall promptly notify the Collateral Agent of such conversion.

SECTION 2.09 Payments and Computations. (a) The Borrowers and, in the case of payments made from the Collateral Account on behalf of the Borrowers pursuant to Section 8.04 of this Agreement, the Collateral Agent, shall make each payment hereunder and under the Notes, irrespective, in the case of the Borrowers, of any right of counterclaim or set-off, not later than 11:00 A.M. (New York City time) on the day when due in U.S. Dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrowers is in respect of principal, interest, any fees or any other Obligation then payable hereunder and under the Notes to more than one Lender, to such Lender for the account of their respective Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender and (ii) if such payment by the Borrowers is in respect of any Obligation then payable hereunder to one Lender, to such Lender for the account of its Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 11.07, from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrowers hereby authorize each Lender, and each of its Affiliates, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender, to charge from time to time against any or all of the Borrowers’ accounts with such Lender any amount so due.

(c) All computations of interest shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error. The Administrative Agent shall promptly (but in no case later than the Business Day before each Payment Date) forward to the Collateral Agent notice of the Actual Debt Service Amount payable on such Payment Date. The Administrative Agent shall also notify the Collateral Agent from time to time of any amount of (i) Administrative Agent Expense with respect to the Administrative Agent and (ii) Lender Expense Amount payable under section 8.04 hereof. In addition, upon the occurrence of a Cash Collection Event the Administrative Agent shall promptly (but in no event later than the Business Day before the relevant Payment Date) notify the Collateral Agent of the Actual Debt Service Amount for the Interest Period commencing on such Payment Date and the Anticipated Debt Service Amount for the next succeeding Interest Period.

(d) Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to any Lender hereunder that the Borrowers will not make such payment in full, the Administrative Agent may assume that the Borrowers have made such payment in full to the Administrative Agent on such date and the

Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrowers shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

SECTION 2.10 Taxes. (a) Any and all payments by or for the account of any Borrower hereunder or under the Notes shall be made free and clear of, and without deduction of or withholding for, or on account of, any present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or governmental charges of whatever nature and all liabilities with respect thereto imposed, levied, collected, withheld or assessed by any Taxing Authority (including, without limitation, by such Taxing Authority or any political subdivision thereof), excluding (i) in the case of each Lender and each Agent, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of a tax on overall net income, by the jurisdiction under the laws of which such Lender or Agent (as the case may be) is organized or any political subdivision thereof or (ii) in the case of each Lender, taxes imposed on its overall net income and franchise taxes imposed on it in lieu of a tax on overall net income, by the jurisdiction of such Lender’s Lending Office (all such non-excluded taxes, duties, assessments, levies, imposts, deductions, withholding, governmental charges and liabilities with respect to thereto being hereinafter referred to as “Taxes”). If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Administrative Agent, (i) the sum payable by such Borrower shall be increased as may be necessary so that after such Borrower has made all required deductions or withholdings of Taxes (including deductions applicable to additional sums payable under this Section 2.10) such Lender or Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) such Borrower shall make such deductions or withholdings and (iii) such Borrower shall pay the full amount deducted or withheld to the relevant Taxing Authority or other authority in accordance with applicable law.

(b) Each Borrower shall pay any present or future stamp, issue, registration or documentary taxes or any other excise or property taxes and other duties (including interest and penalties with respect thereto) which arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes, excluding those taxes, charges and levies imposed by any jurisdiction outside Mexico or the United States except such non-Mexican or non-United States taxes, charges and levies resulting from enforcement of this Agreement following an Event of Default (hereinafter referred to as “Other Taxes”).

(c) Each Borrower shall provide the Administrative Agent with a duly certified or authenticated copy of an original receipt of payment, and other documentation satisfactory to the Administrative Agent, evidencing the payment of Taxes within 30 days following such payment or if later, within five Business Days after receipt of such documentation. Copies of such documentation will be made available to the Lenders, upon request therefor. If no Taxes are payable in respect of any payment hereunder or under the Notes, each Borrower will furnish to the Administrative Agent, at the address listed in Section 11.02, a certificate from each appropriate Taxing Authority, or an opinion of counsel acceptable to the Administrative Agent, in either case stating that such payment is exempt from and not subject to Taxes.

(d) Each Borrower shall indemnify each Lender and the Administrative Agent for and hold it harmless against the full amount of Taxes and Other Taxes (including, without limitation, taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.10) imposed on or paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor. Prior to the payment by any Lender of any Taxes or Other Taxes, such Lender will endeavor to notify each Borrower of its intention to make such payment, but the failure of any Lender so to notify shall not affect such Borrower’s reimbursement obligation under this subsection.

(e) Without prejudice to the survival of any other agreement of each Borrower hereunder, the agreements and obligations of each Borrower contained in this Section 2.10 shall survive the payment in full of principal and interest hereunder and under the Notes.

SECTION 2.11 Sharing of Payments, Etc. (a) If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advance owing to it (other than pursuant to Section 2.08, 2.10 or 11.04(c) of this Agreement) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.11 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

(b) If at any time there shall occur and be continuing a Monetary Control Condition, then one or more Lenders (each, an “Accepting Lender”) may agree to receive payment of principal of and all accrued and unpaid interest on its Advance in Mexican Pesos (each Advance so paid, an “Affected Advance”), and such Accepting Lender (and each Lender becoming an Additional Accepting Lender as referred to below) shall not be required to purchase a participation from, or make such other adjustments with, any other Lender in respect of the other Advance. Prior to accepting any such payment as described above with respect to any prospective Affected Advance, each Accepting Lender shall provide reasonable notice to the Agents (who shall promptly notify each other Lender) of such proposed payment in Mexican

Pesos, setting forth the proposed terms thereof, and each other Lender that elects, by notice delivered promptly to each Borrower and the Agents to receive the same such payment in Pesos with respect to its Advance (an “Additional Accepting Lender”) shall receive a payment with respect thereto pro rata to that received by the initial Accepting Lender. Any such agreement to make payment in Mexican Pesos pursuant to this clause (b), including the calculation of the exchange rate with respect to U.S. Dollars, shall be binding on any Lender agreeing to such payment and shall constitute full and final payment with respect to the amounts of the Advance or Advances so paid. Nothing in this clause (b) shall be construed as a waiver by any Lender, including any Lender not accepting payment in Mexican Pesos of the obligations of any Borrower to make payment in U.S. Dollars in accordance with Section 2.09 and Section 11.04 of this Agreement or any other remedies under the same. As used herein, a “Monetary Control Condition” shall exist at any time if at such time (i) Mexico has imposed monetary or exchange controls, the effect of which is to prevent or materially delay payment by any Borrower of principal of and/or interest on any Advance in U.S. dollars, but not to prevent such payment in Mexican Pesos, and (ii) an Event of Default under any other clause of Section 6.01 or a mandatory prepayment under Section 2.05(b) has occurred and is continuing at such time and where, in the case of an Event of Default, an acceleration of all amounts due under this Agreement and the Notes has occurred or, in the case of a mandatory prepayment under Section 2.05(b) of this Agreement, such prepayment has not been waived.

SECTION 2.12 Use of Proceeds. The proceeds of the Advances shall be available solely to refinance the entirety of Borrower’s syndicated credit facility, dated August 23, 1999, among Borrower, the initial lenders party thereto, Chase as Collateral Agent, ING as Administrative Agent, and Chase Securities, Inc. as Syndication Agent, to fund the initial deposit into the Reserve Account (if required), to pay transaction fees and expenses and for general corporate purposes.

SECTION 2.13 Notes. Each Lender’s Advance shall be evidenced by a Note payable to the order of such Lender in an aggregate principal amount equal to the Advance made by such Lender. In the event of any conversion of an Advance to a Base Rate Advance in accordance with Sections 2.06 or 2.08, (i) each Lender whose Advance is so converted will deliver its Note representing interest payable at the Eurodollar Rate to the Administrative Agent and (ii) the Borrowers, at their own expense, shall execute and deliver to the Administrative Agent in exchange for each surrendered Note a new Note representing interest payable at the Base Rate in the aggregate principal amount of such surrendered Note, dated the date of such conversion and in otherwise substantially the form of Exhibit A.

ARTICLE III

CONDITIONS PRECEDENT

SECTION 3.01 Conditions Precedent to the Effectiveness of this Agreement. This Agreement is subject to, and shall take effect upon, the following conditions precedent being satisfied on or prior to the date hereof.

(a) The Administrative Agent shall have received on or before the Restatement Date the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Administrative Agent (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender:

(i) the Notes payable to the order of the Lenders duly executed by each Borrower;

(ii) this Agreement duly executed by each Borrower, together with:

(A) a copy of the Assigned Agreement referred to in this Agreement, together with (1) a notice of the pledge of such Assigned Agreement (such notice being the “Notice of Pledge”) in substantially the form of Exhibit D-1 hereto, duly executed by Enertec Exports and delivered to the Receivables Payor and (2) a consent to such pledge (such consent being the “Consent and Agreement”) in substantially the form of Exhibit D-2 hereto, duly executed by the Receivables Payor, and

(B) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created hereby has been taken;

(iii) a certificate of the Secretary or an Assistant Secretary or General Counsel of each Borrower certifying the names and true signatures of the officers of such Borrower authorized to sign this Agreement, the Notes, each other Loan Document and the other documents to be delivered hereunder;

(iv) certified copies of the estatutos sociales of each Borrower;

(v) certified copies of powers-of-attorney, in form and substance satisfactory to the Lenders, granted to the persons acting on behalf of each Borrower in connection with the execution and delivery of this Agreement and the Notes;

(vi) a schedule in form and substance satisfactory to the Lenders setting forth the assets of each Borrower on which there is any Lien securing obligations of any Person;

(vii) a favorable opinion of the General Counsel for Grupo Imsa, S.A. de C.V. in substantially the form of Exhibit E of this Agreement;

(viii) a favorable opinion of Shearman & Sterling, United States counsel for the Administrative Agent, in form and substance satisfactory to the Agents;

(ix) a favorable opinion of Sullivan and Cromwell, United States counsel for the Borrowers in substantially the form of Exhibit F to this agreement;

(x) a favorable opinion of Ritch, Heather y Mueller, S.C., Mexican counsel for the Administrative Agent in substantially the form of Exhibit G to this Agreement;

(xi) a letter from the Process Agent, dated the date hereof, agreeing to act as Process Agent and certified copies of powers-of-attorney, in form and substance satisfactory to the Lenders, granted by each Borrower to CT Corporation System to act as Process Agent; and

(xii) such other certificates and other documents as the Lenders through the Administrative Agent may reasonably request.

(b) On the Restatement Date the following statements shall be true and the Administrative Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of each Borrower, dated the Restatement Date, stating that:

(i) The representations and warranties contained in Section 4.01 are true and correct on and as of the Restatement Date, other than any such representations or warranties that, by their terms, refer to a specific date other than the Restatement Date, in which case, as of such specific date.

(ii) Except as expressly set forth in the Waiver and Consent dated as of October 31, 2002 (the “Waiver and Consent”), no Default has occurred and is continuing.

(c) There shall have occurred no Material Adverse Change since December 31, 2001 or any material adverse change since June 30, 2002 in the loan syndication markets affecting Mexican facilities of the same type as this Agreement.

(d) Each Borrower shall have paid all fees accrued as of the Restatement Date of the Agents and the Lenders and all reasonable expenses of the Agents (including the accrued fees and expenses of counsel to the Agents) following presentation, in the case of any expense, of reasonably detailed invoices therefor.

(e) Acknowledgement copies of proper financing statements, duly filed under the UCC of all jurisdictions that the Administrative Agent may deem necessary or desirable and such other evidence as the Administrative Agent may deem necessary or desirable in order to perfect and protect the liens and security interests created hereunder, covering the Collateral described herein.

(f) Evidence satisfactory to the Administrative Agent that Enertec has assigned to Enertec Exports, all of Enertec’s rights, interests and obligations in, to and under the New Battery Supply Agreement and Enertec Exports has assumed all of Enertec’s rights, interests and obligations in, to and under the New Battery Supply Agreement and that the Receivables Payor has consented and agreed to such assignment and assumption.

SECTION 3.02 Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Restatement Date specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of the Borrowing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01 Representations and Warranties of the Borrowers. Each Borrower, as applicable, represents and warrants as to itself and Enertec represents and warrants as to Enertec Exports that, as of the Restatement Date (unless otherwise indicated):

(a) Each Borrower is a sociedad de responsabilidad limitada de capital variable duly organized and validly existing under the laws of Mexico.

(b) The execution, delivery and performance by such Borrower of this Agreement and the Notes, and the consummation of the transactions contemplated hereby and thereby are within such Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) such Borrower’s estatutos sociales, charter or bylaws or (ii) any law or any contractual restriction binding on or applicable to such Borrower.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required to be obtained or made by such Borrower for (i) the due execution, delivery or performance by such Borrower of any Loan Document to which it is a party, or for the consummation of the transactions contemplated by such Loan Documents, (ii) the grant by such Borrower of the Liens granted by it pursuant to the Collateral Documents, to which it is a party, (iii) the perfection or maintenance of the Liens created under the Collateral Documents to which it is a party (including the first priority nature thereof) or (iv) the exercise by any Agent or any Lender of its rights under this Agreement or the Notes or, the exercise by any Agent or any Lender of its rights under the Collateral Documents or the remedies in respect of the Pledged Collateral pursuant to the Collateral Documents, except for the authorizations, approvals, actions, notices and filings listed on Schedule 4.01(c) of this Agreement, all of which have been duly obtained, taken, given or made and are in full force and effect.

(d) This Agreement has been, and each other Loan Document to which such Borrower is a party when delivered hereunder will have been, duly executed and delivered by such Borrower. Each Loan Document to which such Borrower is a party when delivered hereunder will be the legal, valid and binding obligation of such

Borrower, enforceable against such Borrower in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(e) There is no action, suit, investigation, litigation or proceeding affecting such Borrower, including any Environmental Action, pending or, to the actual knowledge of any Responsible Officer of such Borrower, threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document to which such Borrower is a party or the transactions contemplated thereby.

(f) In the case of Enertec, the balance sheet of Enertec and its consolidated subsidiaries as at December 31, 2001, and the related statement of income and statement of cash flows of Enertec and its consolidated subsidiaries for the fiscal year then ended, accompanied by an unqualified opinion of Deloitte & Touche L.L.P., independent public accountants, copies of which have been furnished to each Lender, fairly present the financial condition of Enertec and its consolidated subsidiaries as at such date and the results of operations of Enertec and its consolidated subsidiaries for the period ended on such date, all in accordance with GAAP applied on a consistent basis, and since December 31, 2001 there has been no Material Adverse Change.

(g) Such Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(h) There exist no defaults under the terms of any agreement or instrument evidencing Debt of such Borrower, except for defaults that would not have a Material Adverse Effect or with respect to which waivers have been obtained.

(i) (i) The Collateral Documents create a valid and perfected first priority security interest in the Pledged Collateral, securing the payment of the Secured Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken and (ii) each Borrower is the legal and beneficial owner of the Pledged Collateral pledged by it, free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.

(j) Such Borrower is in compliance with all applicable Mexican laws and regulations (including all decrees and orders of, or agreements with any Mexican governmental, administrative or judicial authorities) relating to the environment, hazardous or toxic substances, wastes, pollutants or contaminants or health and safety, except for any such non-compliance that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no proceedings by or against such Borrower, and no Responsible Officer of such Borrower has any actual knowledge of any threatened proceedings against such Borrower, involving such laws or regulations or alleging violations or non-compliance of any such laws or regulations that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(k) All material tax returns, reports and other information which are required to be filed by or with respect to such Borrower have been accurately prepared and timely filed and all material taxes, assessments, fees and other governmental charges due on such returns or pursuant to any assessment received by such Borrower or which are imposed upon them or any of their respective properties or assets or in respect of any of their franchises, business, income or profits have been fully paid when due, other than taxes or charges that are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and with respect to which adequate reserves or other appropriate provisions have been made as required and in accordance with GAAP. The charges, accruals and reserves on the consolidated financial statements of such Borrower in respect of all such taxes, assessments, fees and other governmental charges are adequate and have been made in accordance with GAAP.

(l) This Agreement and each of the Notes is in proper legal form under the laws of Mexico for the enforcement thereof against such Borrower under the laws of Mexico.

(m) There is no tax, levy, impost, deduction, charge or withholding imposed by Mexico or any political subdivision thereof either (i) on or by virtue of the execution or delivery of this Agreement or the Notes or (ii) on any payment to be made by such Borrower pursuant to this Agreement or the Notes, except for Mexican withholding taxes on payments of interest made by any Borrower.

(n) In the case of Enertec, set forth on Schedule 4.01(n) of this Agreement is a complete and accurate list of all Debt for Borrowed Money of such Borrower and its Subsidiaries existing on the Closing Date, showing the obligor and the principal amount outstanding thereunder.

(o) Set forth on Schedule 4.01(o) of this Agreement is a complete and accurate list of all Liens on the property or assets of each Borrower securing Debt in the amount of $10,000,000 or more, or its equivalent in any currency, showing as of the Closing Date the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of each Borrower subject thereto.

(p) Such Borrower represents and warrants with respect to the Receivables and the Assigned Agreement that:

(i) The Receivables, upon becoming due and owing under the terms of the Assigned Agreement, shall have been created in compliance with all requirements of applicable Mexican and U.S. federal, state and local laws, rules and regulations and any contract or arrangement between the Receivables Payor and Enertec Exports applicable thereto.

(ii) The Receivables, upon becoming due and owing under the terms of the Assigned Agreement, will be the legal, valid and binding obligations of the

Receivables Payor thereunder enforceable by the Collateral Agent in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles and the enforcement of creditors’ rights generally regardless of whether such enforceability is considered in a proceeding in equity or at law.

(iii) The instructions given by Enertec Exports to the Receivables Payor in the Notice of Pledge and accepted by the Receivables Payor in the Consent and Agreement are binding on Enertec Exports and the Receivables Payor, as applicable, and do not contravene any laws or regulations of Mexico to which Enertec Exports is subject. The Notice of Pledge and the Consent and Agreement are the only authorization to the Receivables Payor required from any of the parties of this Agreement or under any of the agreements referred to herein to authorize the payments to the Collateral Agent in accordance with the Notice of Pledge and the Consent and Agreement, and no material authorization, other than those which have already been obtained, is required from any authority of the United States or Mexico or the Receivables Payor or from any creditor or shareholder of Enertec Exports in order to authorize the foregoing.

(iv) Under the laws of the State of New York, this Agreement is effective to grant a security interest, which security interest will, with delivery of the Notice of Pledge and execution of the Consent and Agreement, be a first priority perfected security interest (as such terms are defined in the UCC as in effect in the State of New York) in the Assigned Agreement and Receivables, all funds collected or to be collected in respect of the Assigned Agreement and Receivables and all proceeds thereof.

(v) No right of rescission, set-off, recoupment, counterclaim or defense against the Receivables has been asserted.

(vi) Enertec Exports has furnished to the Lenders complete and correct copies of all written agreements and arrangements governing the Assigned Agreement, there exists no such agreement or arrangement, and there exists no other agreement or arrangement between Enertec Exports and the Receivables Payor, that would permit or require any set-off against the Receivables. The agreements and arrangements constituting the Assigned Agreement are not currently subject to a notice of default or termination.

(vii) There are no past-due amounts outstanding under the Assigned Agreement on the date hereof.

(viii) Neither the Receivables nor any part thereof or interest therein has been sold, transferred, assigned, or pledged by Enertec Exports to any Person other than to the Collateral Agent, for the benefit of the Secured Parties, and immediately prior to the execution and delivery of this Agreement, Enertec Exports was the sole owner of the Receivables, free of any Lien.

(ix) The Receivables, upon becoming owing under the terms of the Assigned Agreement, will constitute either “accounts” or “general intangibles for money due or to become due” under the UCC.

(x) The principal place of business and chief executive office of Enertec Exports and the office where such Borrower keeps its records concerning the Receivables are located at the address specified herein for such Borrower. None of the Receivables is evidenced by a promissory note or other instrument.

(xi) The Notice of Pledge constitutes the irrevocable notice and instruction of Enertec Exports, and effective notice to the Receivables Payor, for the purpose stated therein and the Consent and Agreement constitutes the valid consent and agreement of the Receivables Payor for the purposes stated therein.

(xii) Each agreement or arrangement constituting the Assigned Agreement has been duly authorized, executed and delivered by Enertec Exports and constitutes the legal, valid and binding obligation of the Receivables Payor, enforceable against the Receivables Payor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization and other similar laws affecting the enforcement of creditors’ rights generally and general equitable principles which may limit the right to obtain the remedy of specific performance of executory contracts and other equitable remedies.

(xiii) As of the date hereof and after giving effect to the Battery Supply Agreement Amendment, Enertec Exports shall have assumed all the rights, interests, duties, obligations and liabilities of Enertec under or in respect of the Assigned Agreement and Enertec shall have no further rights, interests, duties, obligations and liabilities under or in respect of the Assigned Agreement or the New Battery Supply Agreement.

(xiv) The Assigned Agreement has not been terminated and is in full force and effect. Enertec Exports has not received or issued any notice of termination with respect to the Assigned Agreement and Enertec Exports, after due inquiry of Enertec, has no knowledge of any existing circumstances or events which would, with the passage of time or the giving of notice or both, result in a termination of the Assigned Agreement.

(q) Neither any Loan Party nor any ERISA Affiliate has any Plan or Multiemployer Plan.

(r) With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”):

(i) Any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign

Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices.

(ii) The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles.

(iii) Each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

ARTICLE V

COVENANTS OF THE BORROWERS

SECTION 5.01 Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, each Borrower will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, and, to the extent applicable, compliance with any labor laws and regulations in Mexico including without limitation, laws relating to employee rights, benefits, social security, social housing under INFONAVIT and SAR contributions.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent and maintain appropriate reserves for, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon its property; provided, however, that neither such Borrower nor any of its Subsidiaries shall be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and as to which either (x) appropriate reserves are being maintained, or (y) appropriate deposits have been made with the relevant authority, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(c) Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew and cause each of its Subsidiaries to obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither such Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial, compliance, permitting or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

(d) Maintenance of Insurance. Keep, and cause each of its Subsidiaries to keep, at all times its properties insured against loss or damage with insurers believed by such Borrower and its Subsidiaries to be responsible, to the extent that property of a similar character is usually so insured by corporations similarly situated and owning like properties in accordance with good business practice; provided, however, that such Borrower and its Subsidiaries may adopt such other plan or method of protection, whether by the establishment of an insurance fund or reserve to be held and applied to make good losses from casualties, or otherwise, and conforming to the practices of similar corporations maintaining systems of self-insurance, as may be determined in good faith by its Board of Directors.

(e) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises and obtain and maintain in full force and effect all licenses, consents, permits, authorizations and governmental approvals necessary to the proper conduct of its business unless the failure to do so would not have a Material Adverse Effect; provided, however, that such Borrower and any of its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(c).

(f) Visitation Rights. At any reasonable time and from time to time, permit any of the Agents or any of the Lenders, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit and inspect the properties of, such Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of such Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

(g) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Borrower and each such Subsidiary in accordance with GAAP or generally accepted accounting principles in effect from time to time applicable to any such Subsidiary.

(h) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good condition, repair and working order, ordinary wear and tear excepted; and supplied with all necessary equipment and all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of such Borrower or such Subsidiary may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times;

provided, however, that nothing in this Section shall prevent such Borrower and its Subsidiaries from discontinuing the operation or maintenance of any of such properties if such discontinuance is, in the judgment of such Borrower or such Subsidiary, desirable in the conduct of its business or the business of any Subsidiary and not disadvantageous in any material respect to the Agents or the Lenders.

(i) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to such Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

(j) Performance of Assigned Agreement. Perform and observe all the terms and provisions of the Assigned Agreement to be performed or observed by it, take such action as is necessary to maintain such Assigned Agreement in full force and effect, take such action as is necessary to enforce such Assigned Agreement in accordance with its terms, take all such reasonable action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to the Receivables Payor such reasonable demands and requests for information and reports or for action as Enertec Exports or any of its Subsidiaries is entitled to make under such Assigned Agreement, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so would not have a Material Adverse Effect.

(k) Additional Information. Provide, and cause its Subsidiaries to provide, promptly such financial and other information as the Agents may deem appropriate and shall reasonably request in connection with the preparation of an information memorandum to be provided to potential Lenders or participants hereunder.

(l) Pari Passu. Keep, and cause each of its Subsidiaries to keep, all payment obligations under any Loan Document unconditional, unsecured and unsubordinated general obligations that rank and will rank at least pari passu with all other present and future unsecured and unsubordinated Debt of such Borrower and its Subsidiaries.

(m) Consents and Authorizations. Obtain and maintain in full force and effect all material consents or material authorizations of, or material approvals by, any governmental authority necessary under Mexican or U.S. federal, state and local laws for the making and performance of all of its Obligations under the Loan Documents.

(n) Receivables Generation. Refrain from taking any action or causing any Person to take any action, which action, in each case, is in the reasonable control of such Borrower and which is reasonably likely to cause the future volume of Receivables to fall below the amount of Eligible Receivables required to avoid the occurrence of a Cash Collection Event.

(o) Obligations of Receivables Payor. Refrain from taking any action (which action is in the reasonable control of Enertec Exports) that would cause the Receivables, upon becoming due and owing under the terms of the Assigned Agreement, not to be the legal, valid and binding obligations of the Receivables Payor enforceable by the Collateral Agent, on behalf of the Secured Parties, in accordance with their terms, except as enforcement against the Receivables Payor thereunder may be limited by bankruptcy, insolvency, reorganization and other similar laws affecting the enforcement of creditors’ rights generally and general equitable principles which may limit the right to obtain the remedy of specific performance and other equitable remedies; provided, however, that this Section 5.01(p) will neither interfere with nor prohibit Enertec Exports’ actions relating to any good faith contractual dispute with respect to the Assigned Agreement, so long as such contractual disputes shall not have a material effect on the amount or collectability of Eligible Receivables or the enforceability of the Assigned Agreement.

(p) Collection of Receivables. Take reasonable efforts to assist the Collateral Agent in its collection of all payments called for under the Assigned Agreement as and when the same shall become due.

SECTION 5.02 [Confidential Material]*

(b) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof.

[Confidential Material]*

(f) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required by GAAP.

[Confidential Material]*

SECTION 5.03 Reporting Requirements. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, each Borrower will furnish to the Agents and the Lenders:

(a) Default Notice. As soon as possible and in any event within three days after any Responsible Officer of such Borrower obtains actual knowledge of the occurrence of each Default, Cash Collection Event or each event that will give rise to a mandatory prepayment under Section 2.05(b) of this Agreement, continuing on the date of such statement, a statement of the chief financial officer of such Borrower setting forth details of such Default, Cash Collection Event or event giving rise to mandatory prepayment and the action that such Borrower has taken and proposes to take with respect thereto.

(b) Annual Financials. As soon as available and in any event within 120 days after the end of each fiscal year of Enertec, a copy of the annual audit report for such year for Enertec and its Subsidiaries containing Consolidated and, to the extent prepared, consolidating balance sheets of Enertec and its Subsidiaries (including Enertec Exports)

*	The confidential portion of this section of the agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

as of the end of such fiscal year and Consolidated and, to the extent prepared, consolidating statements of income and cash flows of Enertec and its Subsidiaries (including Enertec Exports) for such fiscal year, in each case accompanied by a letter acceptable to the Required Lenders by any internationally recognized and reputable or other independent public accounting firm acceptable to the Required Lenders as to the amount of amortization of Enertec regarding compliance with Section 5.04 with respect to the fourth fiscal quarter of Enertec, provided that in the event of any change in GAAP used in the preparation of such financial statements, Enertec shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP.

(c) Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of Enertec, Consolidated (including Enertec Exports) and, to the extent prepared, consolidating balance sheets of Enertec and its Subsidiaries as of the end of such quarter and Consolidated and, to the extent prepared, consolidating statements of income and cash flows of Enertec and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer of Enertec as having been prepared in accordance with GAAP and certificates of the chief financial officer of Enertec as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.04; provided that in the event of any change in GAAP used in the preparation of such financial statements, Enertec shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP.

(d) Annual Forecasts. As soon as available and in any event no later than 60 days after the end of each fiscal year of Enertec, and as soon as available, if prepared after each other fiscal quarter of Enertec, forecasts prepared by management of Enertec using reasonable assumptions, in form satisfactory to the Lenders, of balance sheets, income statements and cash flow statements on a quarterly basis for the fiscal year following such fiscal year then ended and on an annual basis for each fiscal year thereafter until the Advances shall have been paid in full.

(e) Litigation. Promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Loan Parties or any of their Subsidiaries of the type described in Section 4.01(e).

(f) Securities Reports. If at any time such Borrower or any of its Subsidiaries is required to file reports or registration statements with the Comisión Nacional Bancaria y de Valores, the Securities and Exchange Commission or any national securities exchange, then promptly after the sending or filing of any such reports or registration statements, copies of such reports or registration statements.

(g) Agreement Notices. Promptly upon receipt thereof, copies of all notices, requests and other documents received by such Borrower or any of its Subsidiaries under or pursuant to any Loan Document or instrument, indenture, loan or credit or similar agreement and, from time to time upon request by the Administrative Agent, such information and reports regarding the Loan Documents and such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request.

(h) Environmental Conditions. Promptly after any Responsible Officer of such Borrower or any of its Subsidiaries obtains actual knowledge of the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect or cause any property of the Loan Parties to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that could reasonably be expected to have a Material Adverse Effect.

(i) Other Information. Such other information in respect of any Loan Party as any Agent, or any Lender through the Administrative Agent, may from time to time reasonably request.

(j) Receivables Forecasts. No later than ten Business Days prior to each Payment Date, Enertec Exports shall forward to the Agents the most recently prepared forecasts prepared pursuant to the Assigned Agreement of future Receivables and Eligible Receivables volume received from the Receivables Payor or any of its Affiliates or agents.

(k) Eligible Receivables Invoice Ratio. Two Business Days prior to each Payment Date, Enertec Exports shall deliver to each Agent a report (each, an “Eligible Receivables Invoice Ratio Report”) specifying (i) the Eligible Receivables Invoice Amount for the Collection Period corresponding to the Interest Period ending on such Payment Date, (ii) the dates on which the invoices which make up the Eligible Receivables Invoice Amount were sent and the amount of each such invoice and (iii) such Borrower’s calculation of the Eligible Receivables Invoice Ratio for such Interest Period.

(l) Establishment of United States Presence. As soon as possible and in every event within seven days after the establishment by such Borrower of any office, branch or other presence in the United States or any of its territories, such Borrower shall notify the Agents of the existence and location of that office, branch or other presence and provide the Agents all other information as may be required to effect any filings as may be required to preserve the rights of the Agents and Lenders hereunder.

(m) Notice of Modification of Assigned Agreement

In connection with any amendment or waiver to the Assigned Agreement that in the determination of the Borrowers, in accordance with Section 5.02(i), would not have a Material Adverse Effect, Enertec Exports shall provide to each Agent, reasonable notice of such amendment or waiver, no later than ten Business Days prior to the execution and delivery of such amendment or waiver which notice shall contain: (A) a certificate from a Responsible Officer of Enertec Exports certifying (in reasonable detail) that such amendment or waiver will not have a Material Adverse Effect and (B) a copy of such proposed amendment or waiver.

SECTION 5.04 [Confidential Material]*

ARTICLE VI

EVENTS OF DEFAULT AND CASH COLLECTION EVENTS

SECTION 6.01 Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) (i) The Borrowers shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) the Borrowers shall fail to pay any interest on any Advance, or the Borrowers shall fail to make any other payment under this Agreement or any Note, in each case under this clause (ii) within three Business Days after the same becomes due and payable, provided that any payments of principal or interest made pursuant to Section 8.04(b) of this Agreement from the Reserve Account shall not be deemed to be payments made by the Borrowers for the purposes of this Section 6.01; provided further that the Borrowers shall be permitted once during any four consecutive Interest Periods to deposit in either the Collateral Account or the Administrative Agent’s Account (at the option of the Administrative Agent) such amounts as are required to avoid the occurrence of an Event of Default under this Section 6.01(a); or

(b) Any representation or warranty made by either Borrower (or any of its officers) under or in connection with any Loan Document to which it is a party shall prove to have been incorrect in any material respect when made; or

(c) Either Borrower shall (i) fail to perform or observe any term, covenant or agreement contained in Sections 5.01(e), (f), (i), 5.02, 5.03, or, in the case of Enertec, 5.04, or (ii) shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (x) a Responsible Officer becomes aware of such failure or (y) written notice thereof shall have been given to the applicable Borrower by any Agent or any Lender; or

(d) Enertec, Enertec Exports or any of their Subsidiaries shall fail to pay when due any principal of any Debt in an aggregate principal amount of more than U.S.$10,000,000 or its equivalent in one or more other currencies (after the expiration of any applicable grace period without such Debt having been discharged); or

*	The confidential portion of this section of the agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(e) The entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of either Borrower, the Receivables Payor or any Material Subsidiary thereof in an involuntary case or proceeding under any applicable bankruptcy, insolvency, concurso mercantil, reorganization or other similar law or (B) a decree or order adjudging either Borrower or any of its Material Subsidiaries a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of either Borrower or any Material Subsidiary thereof under any applicable law, or appointing a custodian, receiver, liquidator, síndico, assignee, trustee, sequestrator or other similar official of either Borrower or any Material Subsidiary thereof or of any substantial part of their respective properties, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

(f) The commencement by either Borrower, the Receivables Payor or any Material Subsidiary thereof of a voluntary case or proceeding under any applicable bankruptcy, insolvency, concurso mercantil, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of either Borrower or any Material Subsidiary thereof in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, síndico, assignee, trustee, sequestrator or other similar official of either Borrower, the Receivables Payor or any Material Subsidiary thereof or of any substantial part of their respective properties, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by either Borrower or any Subsidiary thereof in furtherance of any such action; or

(g) One or more judgments, orders or decrees for the payment of money in excess of U.S.$5,000,000, or its equivalent in any currency, which are not adequately covered by one or more insurance policies (issued by a solvent and unaffiliated insurance company), shall be entered against Enertec, Enertec Exports or any Material Subsidiary thereof or any of their respective properties and shall not be paid or discharged and there shall have been a period of 60 calendar days during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, shall not be in effect; or

(h) Any non-monetary judgment or order shall be rendered against either Borrower or any of their Material Subsidiaries that could be reasonably likely to have a Material Adverse Effect and that could reasonably be likely to result in an Event of Default, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i) Any provision of this Agreement, the Notes or the Notice of Pledge after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason cease to be valid and binding on or enforceable against either Borrower, or either Borrower shall so state in writing; or

(j) A Change of Control shall occur; then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the Commitments of each Lender and the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the Notes, all interest thereon and all other amounts payable under this Agreement and the Notes to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each of the Borrowers; provided, however, that in the event that an Event of Default described in Section 6.01(e) or (f) shall occur, (x) the Commitments of each Lender and the obligation of each Lender to make Advances shall automatically be terminated and (y) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.

SECTION 6.02 [Confidential Material]*

ARTICLE VII

GRANT OF SECURITY INTEREST, PLEDGE AND ASSIGNMENT

SECTION 7.01 Pledge and Assignment. Except as expressly provided below, each Borrower hereby irrevocably pledges, transfers and assigns to the Collateral Agent for the benefit of the Lenders, and grants to the Collateral Agent, a security interest in all right, title and interest of such Borrower (whether now owned or hereafter acquired and whether now existing or hereafter arising) in, to and under the following (the “Pledged Collateral”):

(a) Solely in respect of Enertec Exports, the Assigned Agreement, as the same may be amended or otherwise modified from time to time (an executed copy of such Assigned Agreement is attached hereto as Annex A), including, without limitation, whether now existing or hereafter acquired or arising (i) all rights of Enertec Exports to receive monies and other property or assets due and to become due to Enertec Exports under or pursuant to the Assigned Agreement (collectively, the “Receivables”), (ii) all claims of Enertec Exports for damages arising out of or for breach of or default under the Assigned Agreement, (iii) all rights of Enertec Exports to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreement, and

*	The confidential portion of this section of the agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(iv) all rights of Enertec Exports to terminate the Assigned Agreement, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder (all such Pledged Collateral listed under this Section 7.01(a) being, collectively, the “Supply Agreement Collateral”);

(b) all legal and beneficial rights to and interests in (i) the Collateral Account and the Reserve Account and (ii) all funds held therein and all certificates and instruments, if any, from time to time representing or evidencing such Collateral Account and the Reserve Account and (iii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all funds from time to time in the Collateral Account and the Reserve Account;

(c) all legal and beneficial rights to and interests in (i) all Eligible Investments from time to time in the Collateral Account and the Reserve Account and (ii) all certificates and instruments, if any, from time to time representing or evidencing the Eligible Investments, and (iii) all interest, earnings and proceeds in respect thereof; and

(d) to the extent not covered by clauses (a) through (c) above, all proceeds and products of any or all of the foregoing and, to the extent not otherwise included, all (i) payments under insurance (whether or not the Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Pledged Collateral and (ii) cash.

SECTION 7.02 Security for Obligations. The Pledged Collateral secures, in the case of each Borrower, the payment of all Obligations of such Borrower now or hereafter existing, or incurred under, arising out of or in connection with this Agreement, whether for principal, interest, fees, expenses, indemnities or otherwise (all such Obligations being the “Secured Obligations”). Without limiting the generality of the foregoing, the Pledged Collateral secures, in the case of each Borrower, the payment of all amounts that constitute part of the Secured Obligations and would be owed by such Borrower to the Agent or the Lenders under this Agreement or the Notes but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, concurso mercantil, reorganization or similar proceeding involving such Borrower.

SECTION 7.03 Delivery of Pledged Collateral. (a) All instruments and certificates representing or evidencing the Pledged Collateral shall be delivered to and held by the Collateral Agent on behalf of the Lenders pursuant to this Agreement and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank and undated, all in form and substance satisfactory to the Agents.

(b) The Collateral Agent shall have the right, at any time in its discretion after the occurrence of an Event of Default and without notice to either Borrower, to transfer to or to register in its name any or all of such Pledged Collateral, subject to the provisions of Section 7.09. Promptly after any such transfer or registration, Collateral Agent shall give notice thereof to each Borrower, but the failure to give such notice shall not affect any of the rights or remedies of the Collateral Agent or the Lenders hereunder. The Collateral Agent shall have the right at any time to exchange instruments or certificates representing or evidencing such Pledged Collateral for instruments or certificates of smaller or larger denominations.

SECTION 7.04 Borrowers Remain Liable. Anything herein to the contrary notwithstanding, (i) each Borrower shall remain liable under the contracts and agreements to which it is a party included in the Pledged Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Collateral Agent of any of the rights hereunder shall not release either Borrower from any of its duties or obligations under the contracts and agreements included in the Pledged Collateral, and (iii) the Collateral Agent shall not have any obligation or liability under the contracts and agreements to which it is a party included in the Pledged Collateral by reason of this Agreement, nor shall any such Person be obligated to perform any of the obligations or duties of either Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder, except as otherwise provided in Section 7.08 hereof.

SECTION 7.05 Further Assurances. (a) Each Borrower agrees that at any time and from time to time, at the expense of such Borrower, such Borrower will promptly execute and deliver all further instruments and documents, and take all further action that the Collateral Agent may reasonably request, in order to perfect and protect any assignment and security interest granted or purported to be granted by it hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral pledged by such Borrower hereunder. Without limiting the generality of the foregoing, each Borrower will upon the reasonable request of the Collateral Agent, (i) execute and deliver to the Collateral Agent such financing or continuation statements or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Collateral Agent may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted by it hereby and (ii) deliver to the Collateral Agent promptly upon receipt thereof all instruments representing or evidencing any of the Pledged Collateral pledged by such Borrower hereunder duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Collateral Agent.

(b) Each Borrower hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Pledged Collateral without the signature of such Borrower where permitted by law. A photocopy or other reproduction of this Agreement or any financing statement covering the Pledged Collateral or any part thereof shall be sufficient as a financing statement where permitted by law. Each Borrower ratifies its authorization for the Collateral Agent to have filed such financing statements, continuation statements or amendments filed prior to the date hereof.

(c) Neither Borrower, without the prior written consent of the Collateral Agent (after having given the Collateral Agent not less than 30 days’ prior written notice thereof and after having executed and delivered to the Collateral Agent such further instruments and documents in connection therewith as may be requested by the Collateral Agent pursuant to this Section 7.05), shall change its name, move or transfer from the location specified in Section 11.02 hereof (or any subsequent location) its principal place of business or chief executive office, or the location of such Borrower’s books and records with respect to the Pledged Collateral.

(d) (i) Promptly upon request by any Agent, or any Lender through the Administrative Agent, correct, and cause each of its Subsidiaries promptly to correct, any material defect or material error that may be discovered in any Collateral Document or in the execution, acknowledgment, filing or recordation thereof, and

(ii) Promptly upon request by any Agent, or any Lender through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Collateral Documents, (B) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Collateral Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

SECTION 7.06 Collateral Agent Appointed Attorney-in-Fact. Each Borrower hereby irrevocably appoints the Collateral Agent such Borrower’s attorney-in-fact, with full authority in the place and stead of such Borrower and in the name of such Borrower or otherwise, from time to time in the Collateral Agent’s discretion, upon the occurrence and during the continuance of a Default or an Event of Default, to take any action and to execute any instrument, that the Collateral Agent, in its reasonable judgment, may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to make demand on the Receivables Payor or any Affiliate of any thereof for all amounts due under the Assigned Agreement to which it is a party, to receive, endorse and collect all instruments made payable to such Borrower representing any payment or other distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same, and to file any claims or take any action or institute any proceedings that the Collateral Agent, in its reasonable judgment, may deem necessary or desirable for the collection of any of the Pledged Collateral or otherwise to enforce compliance with the terms and conditions of the Assigned Agreement or the rights of the Collateral Agent with respect to any of the Pledged Collateral.

SECTION 7.07 Collateral Agent May Perform. If either Borrower fails to perform any agreement contained herein, the Collateral Agent may, but without any obligation to do so, itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by such Borrower under Article XI or Section 11.04.

SECTION 7.08 Reasonable Care. The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Pledged Collateral and shall not impose any duty upon it to exercise any such powers. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property, it being understood that the Collateral Agent shall have no responsibility for taking any necessary steps to preserve rights against any parties with respect to any Pledged Collateral other than (i) the safe custody of any Pledged Collateral in its possession, (ii) the accounting for monies actually received by it hereunder and (iii) the application of monies in accordance with this Agreement.

SECTION 7.09 Rights, Remedies and Obligations. (a) The Borrowers have agreed and have effectively and irrevocably instructed the Receivables Payor that all payments due or to become due to Enertec Exports under or in connection with the Assigned Agreement shall be made directly to the Collateral Account.

(b) All payments received by Enertec Exports under or in connection with the Assigned Agreement contrary to the provisions of this Agreement shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of Enertec Exports, and shall forthwith be paid over to the Collateral Agent in the same form as so received (with any necessary endorsement).

SECTION 7.10 Remedies upon Default. If any Event of Default shall have occurred and be continuing:

(a) The Collateral Agent may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party under the Uniform Commercial Code (the “UCC”) in effect in the State of New York at that time (whether or not the UCC applies to the Pledged Collateral at issue) to the fullest extent permitted under applicable law, and the Collateral Agent may also, without notice except as specified below, sell or liquidate the Pledged Collateral or any part thereof in one or more parcels at public or private sale at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable. Each Borrower agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Pledged Collateral or any part thereof regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b) Any cash held by the Collateral Agent as Pledged Collateral and all cash proceeds received by the Collateral Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Pledged Collateral shall be paid promptly after receipt thereof in whole or in part by the Collateral Agent pursuant to Section 8.04(a).

SECTION 7.11 Continuing Assignment and Security Interest; Transfer of Advances. This Agreement shall create a continuing security interest in the Pledged Collateral and shall (i) remain in full force and effect until the payment in full of all Secured Obligations, (ii) be binding upon each Borrower and its successors and assigns, and (iii) inure, together with the rights and remedies of the Lenders hereunder, to the benefit of the Lenders and their successors, transferees and assigns. Without limiting the generality of the foregoing clause (iii), any Lender may assign any of its interest in the Advances to any other Person to the extent permitted by Article X, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Lenders herein or otherwise. Upon the payment in full of all Secured Obligations, each Borrower shall be entitled to the return, upon its request and at its expense, of such of the Pledged Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof and the Collateral Agent will execute and deliver such instruments, including UCC termination statements, as such Borrower may reasonably request to confirm the release and discharge of the Lien hereunder.

ARTICLE VIII

ADMINISTRATION AND SETTLEMENT OF THE COLLECTION AND THE

RESERVE ACCOUNT

SECTION 8.01 Establishment of the Accounts. Until the payment in full of the Secured Obligations:

(a) The Collateral Agent shall establish and, until payment in full of the Secured Obligations, maintain an account known as the “Enertec Receivables Financing Collateral Account” (the “Collateral Account”), account number 129235.2, with JPMorgan Chase Bank, at its office at 450 West 33rd Street, 15th Floor, New York, NY 10002-2697, such Collateral Account bearing an additional designation clearly indicating that the funds deposited therein are held for the benefit of the Agents and the Lenders. All funds received by the Collateral Agent in respect of or pursuant to the Assigned Agreement shall be deposited into the Collateral Account upon receipt thereof. The Collateral Account shall be an account of the Collateral Agent which shall be subject to the Collateral Agent’s sole dominion and control.

(b) The Collateral Agent shall establish and, until payment in full of the Secured Obligations, maintain an account known as the “Enertec Receivables Financing Reserve Account” (the “Reserve Account”; and, together with the Collateral Account, the “Accounts”), account number 129235.3, with JPMorgan Chase Bank, at its office at 450 West 33rd Street, 15th Floor, New York, NY 10002-2697, such Reserve Account bearing an additional designation clearly indicating that the funds deposited therein are held for the benefit of the Agents and the Lenders. The Reserve Account shall be an account of the Collateral Agent which shall be subject to the Collateral Agent’s sole dominion and control.

(c) It shall be a term and condition of the Accounts, and on or prior to the date hereof each Borrower shall give to the Collateral Agent written notice (such notice to be in form and substance satisfactory to the Lenders), that notwithstanding any term or condition to the contrary in any other agreement relating to the Accounts, and except as otherwise provided in Section 7.01 or 8.04 hereof concerning transfers and payments or in Section 7.10 and 8.04 hereof concerning payments after an Event of Default, no amount (including interest on Eligible Investments held in the Accounts) shall be paid or released from the Accounts to or for the account of, or withdrawn by or for the account of, either Borrower or any other Person. The Accounts shall be subject to applicable laws, and applicable regulations of any competent banking or governmental authority, as may now or hereafter be in effect.

SECTION 8.02 Deposit of Funds into the Accounts. (a) On or prior to the date hereof, Enertec Exports agrees that it shall give to the Receivables Payor written notice (such notice to be in the form of Exhibit D-1 hereto) effectively and irrevocably instructing the Receivables Payor that all Receivables due to Enertec Exports under or in respect of the Assigned Agreement shall be deposited directly into the Collateral Account.

(b) On or prior to the Borrowing Date, an amount of the proceeds of the Advances equal to the Required Reserve Amount for the first Interest Period shall be deposited directly into the Reserve Account by the Administrative Agent from the proceeds of the Advances and certain other funds provided by the Borrowers on or prior to the Closing Date.

(c) On any day after the Borrowing Date the Collateral Agent shall deposit in the Reserve Account, from amounts available to it under clause Fifth of Section 8.04(a), any Reserve Account Shortfall owing on such date.

(d) The Agents shall notify each Borrower and the Lenders of any such deposit made pursuant to this Section 8.02 and shall provide to each Borrower and the Lenders monthly reports (and at the request and at the expense of any Lender such other periodic reports as such Lender may request) of holdings and transactions in the Accounts.

SECTION 8.03 Investment of Funds. (a) Available monies which are on deposit in the Collateral Account or the Reserve Account at the close of any Business Day shall be invested by the Collateral Agent (in its name credited to the related Trust Account for the benefit of the Person or Persons specified herein or in the applicable Supplement) based on written instructions signed by an Authorized Officer of each Borrower in Eligible Investments (provided that (i) in the absence of any such instructions, in investments of the type set forth in clause (f) of the definition of Eligible Investments and (ii) if a Cash Collection Event has occurred and is continuing, in investments of the type set forth in clause (a) of the definition of Eligible Investments) maturing in the case of monies on deposit in the Collateral Account or the Reserve Account (x) on or before the next Payment Date, if the entity serving as Collateral Agent or any Affiliate of the Collateral Agent is the obligor thereon, and (y) no later than the Business Day before the next Payment Date, if a Person other than the entity serving as Collateral Agent or any Affiliate of the Collateral Agent is the obligor thereon, and, in any case, such Eligible Investments shall be held until their maturity. The Collateral Agent shall not be liable for the selection of investments or for investment losses incurred thereon absent gross negligence or willful misconduct. Notwithstanding the requirement that investments be held until maturity, whenever the Collateral Agent is required or permitted to make any payment, distribution or transfer under this Agreement, the Collateral Agent shall have the right, and is hereby irrevocably authorized, to sell or otherwise liquidate any Eligible Investments to the extent necessary to make such payment or transfer and shall have no liability for and shall be fully protected from and against any losses incurred in connection with such sale or liquidation.

(b) Monies may remain temporarily uninvested to the extent that the Collateral Agent is instructed by the Borrowers to purchase Eligible Investments which are unavailable because: (i) the deadline for purchasing such Eligible Investments on any Business Day is prior to the time the monies to be invested are available or (ii) such Eligible Investments are available only in specific denominations and the available monies to be invested are not evenly divisible into such denominations; provided that, in the case of such event, the Collateral Agent shall make reasonable efforts to promptly give notice to such Borrower of such occurrence.

SECTION 8.04 Distributions from Collateral Account. Distributions from the Collateral Account will be made only as follows:

(a) Allocation of Funds Deposited in the Collateral Account. Notwithstanding any provision to the contrary contained herein, on each Business Day during the Collection Period relating to any Interest Period, promptly upon receipt by the Collateral Agent from the Receivables Payor of Receivables due in respect of the Assigned Agreement, the Collateral Agent shall forthwith deposit the entire amount of such collections into the Collateral Account. Promptly following any deposit of collections into the Collateral Account, the Collateral Agent shall apply such collections in the following order of priority:

First,	To the Administrative Agent’s Account until an amount equal to the Actual Debt Service Amount in respect of such Interest Period has been allocated the Administrative Agent’s Account; provided that during the portion of any Collection Period relating to such Interest Period where the Eurodollar Rate for such Interest Period has not yet been determined, the Eurodollar Rate shall be deemed to be (solely for the purposes of determining the amounts to be retained under this clause First) the Eurodollar Rate in effect for the next preceding Interest Period;

Second,	To the Agents in an amount equal to, for each Agent, such Agent’s share of the Agent Expense Amount due to such Agent at such time; provided that if the amount available under this clause Second is at any time less than the Agent Expense Amount at such time, then each Agent shall receive an amount equal to such Agent’s Agent Expense Amount Percentage multiplied by the total amount available under this clause Second;

Third,	To the Administrative Agent for distribution to the Lenders (which are not Defaulting Lenders) in an amount equal to, for each Lender, such Lender’s share of the Lender Expense Amount due to such Lender at such time; provided that if the amount available under this clause Third is at any time less than the Lender Expense Amount at such time, then each Lender shall receive an amount equal to such Lender’s Lender Expense Amount Percentage multiplied by the total amount available under this clause Third;

Fourth,	If the Collateral Agent shall have actual knowledge or the Collateral Agent shall have received written notice that a Cash Collection Event shall have occurred and be continuing, then an amount equal to the sum of the Actual Debt Service Amount for the Interest Period then commencing plus the Anticipated Debt Service Amount for the next succeeding Interest Period shall be retained in the Collateral Account during the Collection Period corresponding to such Interest Period and, where such Cash Collection Event shall be continuing on the Payment Date corresponding to such Interest Period, all such funds retained pursuant to this clause Fourth shall be paid to the Administrative Agent for application pursuant to Section 2.05(b)(i) hereto until the Collateral Agent shall have received notice from the Administrative Agent that all of the Borrowers’ Obligations hereunder have been satisfied in full;

Fifth,	To the Reserve Account, an amount equal to the Reserve Account Shortfall at such time; and

Sixth,	So long as the Collateral Agent has not received written notice that an Event of Default or event which, pursuant to Sections 2.05(b)(iii), (iv), (v) or (vi), would give rise to a mandatory prepayment of the Advances has occurred and is continuing, for deposit in the Borrowers’ Account in an amount equal to all remaining amounts held in the Collateral Account after the allocation or payment of the amounts specified in clauses First through Fifth of this Section 8.04(a);

provided that during each Collection Period, the Collateral Agent shall retain all amounts applied pursuant to clauses First and Fourth of this Section 8.04(a) in the Collateral Account until the Payment Date corresponding to such Collection Period; and provided further that during each Collection Period, the Collateral Agent shall pay all amounts applied pursuant to clauses Second, Third, Fifth and Sixth of this Section 8.04(a) to the Persons specified in such clauses on the dates of receipt of such amounts or as soon thereafter as is reasonably practicable but in any event no earlier than receipt by the Collateral Agent of the relevant certificate, notice or demand, as applicable, pursuant to the terms of this Agreement.

(b) Transfers from Reserve Account and Drawings on the Reserve Letter of Credit. (i) On the Business Day immediately preceding any Payment Date (each, a “Determination Date”), the Collateral Agent will determine if the amounts on deposit in the Collateral Account are insufficient to pay the Actual Debt Service Amount due on such Payment Date (such insufficiency being a “Determination Date Deficiency”; and the amount of such Determination Date Deficiency being the “Determination Date Deficiency Amount”). If on such Determination Date a Determination Date Deficiency exists, the Collateral Agent shall deposit in the Administrative Agent’s Account on the Payment Date immediately succeeding such Determination Date an amount equal to the Determination Date Deficiency Amount (to the extent of monies available therefore in the Reserve Account).

(ii) All deposits made by the Collateral Agent pursuant to this Section 8.04(b) will be made from amounts on deposit in the Reserve Account or, to the extent that any amounts on deposit in the Reserve Account are insufficient to satisfy the Determination Date Deficiency Amount or the Reserve Account has been replaced in whole by a Reserve Letter of Credit, from the proceeds (which proceeds shall be deposited in the Reserve Account on the appropriate Determination Date) of the drawing of the Reserve Letter of Credit.

SECTION 8.05 Reserve Letter of Credit. The Borrowers shall be permitted to deliver to the Collateral Agent at any time a Reserve Letter of Credit in an amount equal to the Required Reserve Amount at such time. The Collateral Agent shall draw on such Reserve Letter of Credit and deposit the amount so drawn into the Collateral Account on any Determination Date immediately preceding any Payment Date when it otherwise would have drawn on the Reserve Account; provided, however, the Collateral Agent will not draw on the Reserve Letter of Credit if the Required Reserve Amount is on deposit in the Reserve Account. The Collateral Agent will draw on the Reserve Letter of Credit and deposit the proceeds of such draw into the Reserve Account if such Reserve Letter of Credit will expire within three Business Days and has not been replaced by another Reserve Letter of Credit or 30 days after receipt of written notice of or obtaining actual knowledge of the rating of the long-term, senior, unsecured debt of the issuer of such Reserve Letter of Credit shall fall below the ratings required by the definition of Reserve Letter of Credit in Article I of this Agreement unless, within such 30-day period such Reserve Letter of Credit shall have been replaced by another Reserve Letter of Credit.

ARTICLE IX

THE AGENTS

SECTION 9.01 Authorization and Action. Each Lender hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), no Agent shall be required to exercise any discretion or take any action (including, without limitation, giving any consent, undertaking any enforcement action or exercising any remedies), but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law. Each Agent agrees to give to each Lender prompt notice of each notice given to it by any Borrower pursuant to the terms of this Agreement.

SECTION 9.02 Agents’ Reliance, Etc. Neither any Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent: (a) may treat the payee of any Note as the holder thereof until, in the case of the Administrative Agent, the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, or, in the case of any other Agent, such Agent has received notice from the Administrative Agent that it has received and accepted such Assignment and Acceptance, in each case as provided in Section 11.07; (b) may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of either Borrower or to inspect the property (including the books and records) of either Borrower; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex) believed by it to be genuine and signed or sent by the proper party or parties. The Collateral Agent is entitled to rely upon any certification, demand, notice or other writing delivered to it hereunder without being required to determine the correctness of any fact stated therein (including, without limitation, any certifications upon which the calculations of the Debt Service Ratio or the Eligible Receivables Invoice Ratio may be based). In the event the Collateral Agent is in doubt as to what action it should take hereunder, it shall be entitled to request direction from the Lenders through the Administrative Agent and shall be fully protected in acting or refraining from acting on the directions of the Required Lenders.

SECTION 9.03 ING, Chase and Their Respective Affiliates. With respect to its Commitments, the Advances made by it and the Notes issued to it, ING and Chase shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not an Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include ING and Chase in their respective individual capacities, ING, Chase and their respective affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party and any Person that may do business with or own securities of any Loan Party, all as if ING and Chase were not Agents and without any duty to account therefor to the Lenders.

SECTION 9.04 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 9.05 Indemnification. (a) Each Lender severally agrees to indemnify each Agent (to the extent not promptly reimbursed by either Borrower) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of this Agreement, the Notes, the Notice of Pledge or the Consent and Agreement or any action taken or omitted by such Agent under this Agreement, the Notes, the Notice of Pledge or the Consent and Agreement; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrowers under Section 11.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by either Borrower.

(b) For purposes of this Section 9.05, the Lenders’ respective ratable shares of any amount shall be determined, at any time, according to the sum of the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lenders. The failure of any Lender to reimburse any Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 9.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder.

SECTION 9.06 Successor Agents. Any Agent may resign at any time by giving written notice thereof to the Lenders and each Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a financial institution organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by this Agreement and by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. If within 45 days after written notice is given of the retiring Agent’s resignation or removal under this Section 9.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Agent’s resignation or removal shall become effective, (ii) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above. After any retiring Agent’s resignation or removal hereunder as Agent shall have become effective, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

ARTICLE X

JOINT AND SEVERAL LIABILITY

SECTION 10.01 Joint and Several Liability. (a) Unless otherwise specified herein, each Borrower agrees that it shall be jointly and severally liable for all of the Obligations of the Borrowers hereunder or under any other Loan Document, whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise. Without limiting the generality of the foregoing, each Borrower’s liability shall extend to all amounts that constitute part of its Obligations under the Loan Documents and would be owed by the other Borrower (such other Borrower in that capacity being herein referred to as the “Co-Borrower”) to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Co-Borrower.

(b) For the purposes of this Agreement and the Notes, each of the Borrowers shall be deemed to be the Co-Borrower and a co-obligor (obligado solidario) with respect to any of the Obligations of the other Borrowers hereunder and under the Notes, in accordance with Articles 1987, 1988 and 1989 of the Federal Civil Code of Mexico (Código Civil Federal) and related articles contained in the civil codes of the relevant states of Mexico and the Federal District.

(c) The liability of each Borrower hereunder shall be irrevocable, absolute and unconditional irrespective of, and each Borrower hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(i) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto against its Co-Borrower;

(ii) any taking, exchange, release or non-perfection of any Pledged Collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Borrowers’ Obligations under the Loan Documents without its prior consent;

(iii) any manner of application of Pledged Collateral, or proceeds thereof, to all or any of the Borrowers’ Obligations under the Loan Documents;

(iv) any change, restructuring or termination of the corporate structure or existence of any Borrower or any of its Subsidiaries;

(v) any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Secured Party (each Borrower waiving any duty on the part of the Secured Parties to disclose such information);

(vi) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense of a surety or guarantor available to, or a discharge of, any Loan Party in respect of a Co-Borrower.

SECTION 10.02 Waivers and Acknowledgments. (a) Each Borrower hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand, protest or dishonor and any other notice with respect to any of the its Obligations under the Loan Documents not otherwise expressly required under the terms of the Loan Documents or exhaust any right or take any action against any Co-Borrower or any other Person or any Pledged Collateral.

(b) Each Borrower hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Borrower or other rights of such Borrower to proceed against any Co-Borrower or any other Person or any Pledged Collateral.

(c) Each Borrower hereby unconditionally and irrevocably waives any duty on the part of any Secured Party to disclose to such Borrower any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Co-Borrower or any of its Subsidiaries now or hereafter known by such Secured Party.

(d) Each Borrower acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 10.01 and this Section 10.02 are knowingly made in contemplation of such benefits.

SECTION 10.03 Subrogation and Contribution. Each Borrower hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against a Co-Borrower that arise from the existence, payment, performance or enforcement of such Borrower’s Obligations under or in respect of the Loan Documents, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Co-Borrower or any Pledged Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the other Borrower party hereto or any other Loan Party, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Borrowers’ Obligations under the Loan Documents shall have been paid in full in cash and shall have expired or been terminated and the Commitments shall have expired or been terminated. Notwithstanding the foregoing, so long as no Default shall exist and be continuing before and after giving effect to a payment, a Borrower may receive payment in the nature of a reimbursement, contribution or subrogation payment from a Co-Borrower within five Business Days of the date the Obligation is paid.

If any amount shall be paid to either Borrower in violation of the immediately preceding paragraph at any time prior to the payment in full in cash of all amounts payable under the Loan Documents, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Borrower and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Borrowers’ Obligations under the Loan Documents, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held by the Collateral Agent as Pledged Collateral for any Obligations or other amounts payable under the Loan Documents thereafter arising. If (i) any Borrower shall make payment to any Secured Party of all or any part of its Obligations under the Loan Documents and (ii) all of the Borrowers’ Obligations under the Loan Documents shall have been paid in full in cash, the Secured Parties will, at such Borrower’s request and expense, execute and deliver to such Borrower appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation or contribution to such Borrower of an interest in the Obligations of the Borrowers under the Loan Documents resulting from such payment made by such Borrower pursuant hereto.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Notice of Pledge, the Consent and Agreement or the Notes, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed (or, in the case of the Notice of Pledge and the Consent and Agreement, consented to) by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders (other than any Lender that is, at such time, a Defaulting Lender), do any of the following at any time: (i) waive any of the conditions specified in Section 3.01, (ii) amend the definition of “Required Lenders” in Section 1.01 of this Agreement, (iii) release any material portion of the Pledged Collateral in any transaction or series of related transactions or permit the creation, incurrence, assumption or existence of any Lien on any material portion of the Pledged Collateral in any transaction or series of related transactions to secure any Obligations other than Obligations owing to the Secured Parties under the Collateral Documents, (iv) amend Section 2.12 or 2.11 or this Section 11.01, (v) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (vi) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (vii) postpone any date fixed for any payment of principal of (which, for the avoidance of doubt, shall not include any date set for a mandatory prepayment of principal pursuant to Section 2.05(b) of this Agreement), or interest on, the Notes or any fees or other amounts payable hereunder or amend Section 2.06, (viii) limit the liability of the Borrowers under this Agreement and the Notes, or (ix) amend, waive or otherwise modify the provisions of Section 5.02(i)(i) and (ii) of this Agreement; provided further that no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Agent under any Loan Document to which it is a party.

SECTION 11.02 Notices, Etc. (a) All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy or telex communication) and mailed, telegraphed, telecopied, telexed or delivered, if to Enertec, at its address at Ave. Batallon San Patricio No. 111, Floor 26, Fracc. Valle Oriente, San Pedro Garza Garcia, N.L., Mexico 66269, Attention: Lic. José Enrique González González; if to Enertec Exports, at its address at Ave. Batallon San Patricio No. 111, Floor 26, Fracc. Valle Oriente, San Pedro Garza Garcia, N.L., Mexico 66269, Attention Lic. José Enrique González González; if to any Initial Lender, at its lending Office specified opposite its name on Schedule I to this Agreement; if to any other Lender, at its Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; if to the Collateral Agent, at its address at JPMorgan Chase Bank, 450 West 33rd Street—15th Floor, New York, NY 10002-2697, Attn: Capital Markets Fiduciary Services, Fax (212) 946-8177 or 8178; and if to the Administrative Agent, at its address at ING (U.S.) Capital LLC, 135 East 57th Street, Sixth Floor, New York, New York 10022, Attention: Tina Wong; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telegraphed, telecopied or telexed, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier or confirmed by telex answerback, respectively, except that notices and communications to any Agent pursuant to Article II, III or IX shall not be effective until received by such Agent. Manual delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit to this Agreement to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

( b) Except as otherwise provided in this Agreement, all notices to be delivered by the Borrowers hereunder shall be effective against the Agents and the Lenders only if signed by each Borrower.

SECTION 11.03 No Waiver; Remedies. No failure on the part of any Lender or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 11.04 Costs and Expenses. (a) The Borrowers agree to pay on demand (i) all costs and expenses of each Agent in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all reasonable due diligence, syndication, transportation, computer, duplication, appraisal, audit, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for each Agent with respect thereto, with respect to advising such Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interest under the Loan Documents, with respect to negotiations with any Borrower or with other creditors of any Borrower or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all reasonable costs and expenses of each Agent and each Lender in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Agents and each Lender with respect thereto).

(b) The Borrowers agree to indemnify and hold harmless each Agent, each Lender and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Advances, the actual or proposed use of the proceeds of the Advances, the Loan Documents (to the extent that such claims, damages, liabilities, losses and expenses arise out of transactions contemplated by this Agreement) or any of the transactions contemplated thereby, or (ii) the actual or alleged presence of Hazardous Materials on any property of any Borrower or any of its Subsidiaries or any Environmental Action relating in any way to any Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 11.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Borrower, its directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated by the Loan Documents are consummated. Each Borrower also agrees not to assert any claim against any Agent, any Lender or any of their Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated by the Loan Documents; provided that such waiver does not affect the obligation of the Lenders to act in good faith toward such Borrower in connection with any actions taken, or any failure to act, by such Lenders under the Loan Documents.

(c) If any payment of principal of any Advance is made by the Borrowers to or for the account of a Lender other than on the Payment Date corresponding to any Interest Period, as a result of a payment or conversion pursuant to Section 2.06 or 2.09(b), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or if the Borrowers fail to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise, the Borrowers agree to pay, upon demand by such Lender (with a copy of such demand to the Agents), to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d) If the Borrowers fail to pay when due any costs, expenses or other amounts payable by it under the Loan Documents, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of the Borrowers by the Agents or any Lender, if such Agent or Lender determines, after consultation with the Borrowers, that such amount is not in dispute and that such amount is required to be paid to preserve such Agent’s or such Lender’s interests under the Loan Documents, or, in the case of either Agent, the interests of the Lenders as a whole under the Loan Documents.

(e) Without prejudice to the survival of any other agreement of the Borrowers hereunder or under the Notes, the agreements and obligations of the Borrowers contained in Sections 2.08 and 2.10 and this Section 11.04 shall survive the payment in full of principal, interest and all other amounts payable under this Agreement and the Notes.

SECTION 11.05 Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender or such Affiliate to or for the credit or the account of the Borrowers against any and all of the Obligations of the Borrowers now or hereafter existing under this Agreement and the Notes, irrespective of whether such Agent or such Lender shall have made any demand under this Agreement or such Note or Notes and although such obligations may be unmatured. Each Agent and each Lender agrees promptly to notify the Borrowers after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender and their respective Affiliates may have.

SECTION 11.06 Binding Effect. This Agreement shall become effective when it shall have been executed by each Borrower and each Agent and when the Administrative Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of each Borrower, each Agent and each Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 11.07 Assignments and Participations. (a) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $3,000,000 or an integral multiple of $100,000 in excess thereof, (ii) each such assignment shall be to an Eligible Assignee, (iii) no such assignments shall be permitted without the consent of the Administrative Agent until the Administrative Agent shall have notified the Lenders that syndication of the Commitments hereunder has been completed, (iv) each assignee must register with the Secretaria de Hacienda y Crédito Público, (v) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $2,500 and (vi) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement.

(b) Upon such execution, delivery, acceptance and recording and, if applicable, after registration with the Secretaria de Hacienda y Crédito Público, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party to this Agreement and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.08, 2.10 and 11.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party of this Agreement).

(c) By executing and delivering an Assignment and Acceptance, each Lender assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and to this Agreement as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Collateral Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by the Borrowers of any of its obligations under any Loan Document to which it is a party or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender, as the case may be.

(d) The Administrative Agent, acting for this purpose (but only for this purpose) as the agent of the Borrowers, shall maintain at its address referred to in Section 11.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C of this Agreement, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers and each other Agent. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrowers, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if any assigning

Lender has retained a Commitment under this Agreement, a new Note to the order of such assigning Lender in an amount equal to the Commitment retained by it under this Agreement. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A of this Agreement, as the case may be.

(f) Each Lender may sell participations to one or more Persons (other than the Borrowers or any of their Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties to this Agreement for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement, or any consent to any departure by the Borrowers therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable under this Agreement, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable under this Agreement, in each case to the extent subject to such participation, or release all or substantially all of the Pledged Collateral.

(g) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 11.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrowers furnished to such Lender by or on behalf of the Borrowers; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender.

(h) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

SECTION 11.08 Severability. The invalidity, illegality, or unenforceability in any jurisdiction of any provision under this Agreement shall not affect or impair the remaining provisions of this Agreement.

SECTION 11.09 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties to this Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Manual delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 11.10 Confidentiality. Neither any Agent nor any Lender shall disclose any Confidential Information to any Person without the consent of the Borrowers, other than (a) to such Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Eligible Assignees and participants in accordance with Section 11.07(g) hereof, (b) as required by any law, rule or regulation or judicial process, and (c) as requested or required by any state, federal or foreign authority or examiner regulating such Lender.

SECTION 11.11 Release of Pledged Collateral. Upon the sale, lease, transfer or other disposition of any item of Pledged Collateral, other than the Assigned Agreement, of any Borrower (including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Pledged Collateral) in accordance with the terms of the Loan Documents, the Collateral Agent will, at the direction of the Administrative Agent and at the Borrowers’ expense, execute and deliver to the Borrowers such documents as the Borrowers may reasonably request to evidence the release of such item of Pledged Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents.

SECTION 11.12 Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of any New York state court or federal court of the United States sitting in New York City, and any appellate court from any thereof, and to the courts of its own corporate domicile with respect to actions brought against it as a defendant, in any action or proceeding arising out of or relating to each Loan Document to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Borrower hereby irrevocably appoints by means of a public instrument issued before a Mexican public notary CT Corporation System (the “Process Agent”) with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011, United States, as its agent to receive on behalf of such Borrower and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by delivering a copy of such process to such Borrower in care of the Process Agent at the Process Agent’s above address, and such Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, each Borrower also irrevocably consents to the service of any and all process in any such action or proceeding by sending copies of such process by mail (by method requiring evidence of receipt) with a second copy to be sent to such Borrower by courier at its address specified in Section 11.02.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York state or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding and all rights of jurisdiction in any such action or proceeding which they may now or hereafter have by reason of their present or any future domicile or otherwise.

(c) To the extent that either Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the Notes and, without limiting the generality of the foregoing, agrees that the waivers set forth in this subsection (c) shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

SECTION 11.13 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 11.14 Waiver of Jury Trial. Each of the Borrowers, the Agents and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, the Advances, the Notes or the transactions contemplated hereby or thereby or the actions of the Agents or any Lender in the negotiation, administration, performance or enforcement thereof.

SECTION 11.15 Judgment. (a) If for purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under the Notes in U.S. Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase U.S. Dollars with such other currency at New York City on the Business Day preceding that on which final judgment is given.

(b) The obligation of the Borrowers in respect of any sum due from it to the Administrative Agent or any Lender, as the case may be, hereunder or under the Notes shall, notwithstanding any judgment in a currency other than U.S. Dollars, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender of any sum adjudged to be so due in such other currency the Administrative Agent or the Lender, as the case may be, may in accordance with normal banking procedures purchase U.S. Dollars with such other currency; if the U.S. Dollars so purchased are less than the sum originally due to the Administrative Agent or the Lender, as the case may be, in U.S. Dollars, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Lender, as the case may be, against such loss, and if the U.S. Dollars so purchased exceed the sum originally due to the Administrative Agent or the Lender, as the case may be, in U.S. Dollars, the Administrative Agent or the Lender, as the case may be, agrees to remit to the Borrowers, for deposit in the Borrowers’ Account, such excess.

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IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed By their respective officers thereunto duly authorized, as of the date first above written.

ENERTEC MEXICO, S. de R.L. de C.V.

By	/s/ Enrique Gonzalez
	Name:	Enrique Gonzalez
	Title:	General Counsel

ENERTEC EXPORTS, S. de R.L. de C.V.

By	/s/ Enrique Gonzalez
	Name:	Enrique Gonzalez
	Title:	General Counsel

ING (U.S.) CAPITAL LLC, as Administrative Agent

By	/s/ Vicente M. León
	Name:	Vicente M. León
	Title:	Director

JPMORGAN CHASE BANK, as Collateral Agent

By	/s/ Lucia Jaklitsch
	Name:	Lucia Jaklitsch
	Title:	Vice President

INITIAL LENDERS

ING BANK, N.V.

By	/s/ H.F.J. ten Holt		A.C. Zulia

	Name:	H.F.J. ten Holt	A.C. Zulia
	Title:	Financial Controller	Senior Manager
Transaction Processing

JPMORGAN CHASE BANK,

By	/s/ Linda M. Meyer
	Name:	Linda M. Meyer
	Title:	Vice President

COMERICA BANK

By	/s/ Juan Carlos Sánchez
	Name:	Juan Carlos Sánchez
	Title:	Vice President

BAYERISCHE HYPO-UND VEREINSBANK AG, IBF BRANCH

By	/s/ Jorge Wilmer		/s/ Lara Cunha

	Name:	Jorge Wilmer	Lara Cunha
	Title:	Director	Associate

STANDARD CHARTERED BANK

By	/s/ Cameron Letters
	Name:	Cameron Letters
	Title:	Senior Vice President

By	/s/ Barry J. Barnes
	Name:	Barry J. Barnes
	Title:	Head, Commodity Financing

WACHOVIA BANK, N.A.

By	/s/ David Corts
	Name:	David Corts
	Title:	Director

BANKBOSTON N.A., NASSAU BRANCH

By	/s/ Richard C. Barek
	Name:	Richard C. Barek
	Title:	Attorney-in-fact

RZB FINANCE LLC

By	/s/ Griselda Alvizo
	Name:	Griselda Alvizo
	Title:	Vice President

By	/s/ Josef Thullner
	Name:	Josef Thullner
	Title:	Vice President

LANDESBANK SCHLESWIG-HOLSTEIN GIROZENTRALE, KIEL /GERMANY

By	/s/ Klaus-Volkerlenk		/s/ Gerhard Dittmer

	Name:	Klaus-Volkerlenk/	Gerhard Dittmer
	Title:	S.V.P.	A.V.P.

LANDESBANK HESSEN-THÜRINGEN GIROZENTRALE

By	/s/ Martin Steinebach		/s/ Lale Parsadust

	Name:	Martin Steinebach	Lale Parsadust
	Title:	Vice President	Senior Analyst

BANCO NACIONAL COMERCIAL DE COMERCIO EXTERIOR SNC

By	/s/ Lic. Leonel N. Vásquez Gómez
	Name:	Lic. Leonel N. Vásquez Gómez
	Title:	Corporate Banking Manager